PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of the 27th day of April, 2011, by and between AA OLYMPIC, LLC, having an address at 655 Third Avenue, Suite 1825, New York, New York 10017 (“Seller”), and AMERICAN REALTY CAPITAL III, LLC, a Delaware limited liability company authorized to transact business in the State of New York, having an address at 405 Park Avenue, 15th Floor, New York, New York 10022 (“Purchaser”), and/or Purchaser’s permitted successors and assigns.

WITNESSETH:

In consideration of the mutual promises and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby mutually acknowledged, Seller and Purchaser covenant and agree as follows:

ARTICLE 1

PREMISES

1.1         Premises.  Seller shall sell and convey to Purchaser, and Purchaser shall purchase from Seller, upon the terms, covenants and conditions hereinafter set forth all of Seller’s right, title and interest in and to (i) the portfolio of four (4) condominium units to be created by Seller pursuant to the terms and conditions of Article 21 hereof (and which currently consists of three (3) retail units, one (1) parking garage and storage space) (collectively, the “Units”), which Units are part of the condominium known as River Lofts Condominium (the “Condominium”), all as shown on the floor plans for the Units, as set forth in the declaration, as the same shall be modified pursuant to Article 21 (the “Declaration”), the said Units together with the common elements and/or limited common elements appurtenant to each such Unit, all as set forth, or to be set forth, in the Amended Condominium Documents (hereinafter defined)(the “Common Interest”)(the Units and the Common Interest, collectively, the “Property”):  (ii) the leases in effect with respect to the Units, a true and complete schedule of which leases are attached hereto as Exhibit A (collectively the “Leases”):  and (iii) any equipment or fixtures attached or appurtenant to the Units, to the extent owned by Seller and not owned by the Condominium or by any of the tenants of the Units (each, a “Tenant” and collectively, the “Tenants”, as the context requires), all in their presently existing “as is” condition and state of repair on the date hereof, subject to reasonable wear and tear between the date hereof and Closing Date (as hereinafter defined) (collectively, the “Fixtures”).  All of the foregoing, including the Units, the Common Interest, the Leases and the Fixtures, shall collectively be referred to herein as the “Premises”.  The Units are located in the building known as and by the street address 416-424 Washington Street, New York, New York (the “Building”).

ARTICLE 2

PURCHASE PRICE; ACCEPTABLE FUNDS

2.1         The purchase price for the Premises is NINE MILLION EIGHT HUNDRED SIXTY THOUSAND and 00/100 DOLLARS ($9,860,000.00)(the “Purchase Price”), and is payable by Purchaser as follows:

(a)           SIX HUNDRED NINETY THOUSAND TWO HUNDRED and 00/100 DOLLARS ($690,200.00), by check payable to Chicago Title Insurance Company (Philadelphia, PA)(“Escrow Agent”), within two (2) business days following the execution and delivery of this Agreement, as a downpayment toward the Purchase Price (the “Downpayment”), which Downpayment shall be deemed to have been made for the account of Seller and held and disbursed by Escrow Agent pursuant to the further terms and conditions of this Agreement; and

(b)           The balance of the Purchase Price, in an amount equal to the difference between the Purchase Price and the Downpayment, subject to adjustment as provided for herein (the “Balance”) on the Closing Date (as hereinafter defined), by (i) official bank, certified or cashier’s check, unendorsed and payable to the order of Seller or as Seller may direct; or (ii) wire transfer of immediately available Federal funds to an account or accounts designated by Seller (which Closing and wire transfer shall be facilitated through the Title Company, unless otherwise agreed to in writing by Seller and Purchaser).

2.2         In no event shall Seller be required to accept any attorney escrow account checks or any uncertified checks of Purchaser for amounts exceeding $10,000.00, in the aggregate.

ARTICLE 3

CLOSING

3.1         The closing of title to the Premises (the “Closing”) shall take place at 2:00 p.m., on the date which is thirty (30) days following the later to occur of (i) the expiration of the Due Diligence Period (hereinafter defined) or (ii) the Conversion Notice Date (hereinafter defined) (the “Scheduled Closing Date”).  The date on which the Closing shall occur shall be referred to herein as the “Closing Date”.

3.2         Either party shall be entitled to adjourn the Scheduled Closing Date for up to thirty (30) days, which adjournment shall be made upon not less than two (2) business days prior written notice to the other party hereto; provided, however, that the adjourning party shall be obligated to close title to the Premises, in accordance with the terms and conditions of this Agreement, at 2:00 p.m. on the date which is thirty (30) days after the Scheduled Closing Date, if such date shall be a business day, or if not, on the first (1st) business day thereafter, TIME BEING OF THE ESSENCE as to the adjourning party’s obligations to close on or before such date (the “Outside Closing Date”).

3.3         The Closing shall be consummated in escrow through the Title Company.  Neither party shall be required to be present at the Closing, unless otherwise agreed to by the parties.  Purchaser and Seller agree to cause all documents and deliverables required to be delivered by the parties hereunder, by the Condominium and by any necessary third parties, to be delivered to the Escrow Agent prior to the Closing Date, and the Title Company shall disburse the documents and funds on the Closing Date.

3.4         Notwithstanding anything to the contrary contained herein, if Purchaser shall finance any portion of the Purchase Price, and if Purchaser’s lender shall so require, the Closing shall occur, at the offices of Purchaser’s lending institution or its counsel in New York City, or in Nassau or Westchester County.  Nothing herein contained shall be deemed to create a financing contingency or to condition Purchaser’s obligations hereunder on Purchaser’s ability to obtain financing, and this shall be deemed to be an “all cash” transaction.

3.5         This shall be an “all or nothing” Agreement, and Seller shall be obligated to sell all of the Units to Purchaser, and Purchaser shall be obligated to purchase all of the Units from Seller in one (1) simultaneous closing on the Closing Date, subject to the further terms and conditions of this Agreement.  Partial sales of the individual Units shall not be permitted.

ARTICLE 4

PERMITTED EXCEPTIONS

4.1         The Premises shall be sold and conveyed, and Purchaser shall accept title to the Premises, subject to the following matters (collectively, the “Permitted Exceptions”):

(a)           All covenants, easements, reservations, restrictions and agreements of record affecting the Premises, provided same do not (i) render title to the Premises uninsurable at regular rates without the payment of additional premium; (ii) prohibit or interfere in any material respect with the current use of the Premises for the purposes described in the Leases; (iii); or (iii) require the removal of any part of the improvements constituting the Premises.  Notwithstanding anything to the contrary contained herein, from and after the date hereof, other than in connection with Seller’s obligations with respect to Article 21 (and only as expressly permitted thereunder), Seller shall not permit any other or additional covenants, restrictions, agreements, rights-of-way or easements to be entered into and/or filed against the Premises without first obtaining Purchaser’s prior written consent, which consent may be granted or withheld in Purchaser’s sole and absolute discretion;

(b)           Any and all present and future governmental laws, regulations, restrictions, requirements, ordinances, resolutions and orders affecting the Premises, including, without limitation, any laws relating to zoning, building, environmental protection and the use and occupancy of the Premises, provided same do not (i) prohibit or interfere in any material respect with the current use of the Premises for the purposes described in the Leases; (ii) impose any additional monetary obligation on Purchaser or any successor in title; or (iii) require the removal of any part of the improvements constituting part of the Premises;

(c)           Real estate taxes that are a lien, but are not yet due and payable, subject to adjustment at Closing, as provided for herein;

(d)           Grants made prior to the date hereof of licenses or easements or other rights in favor of any public or private utility company or governmental entity for, or pertaining to, utilities, sewers, water mains or drainage, whether or not of record, provided same do not (i) prohibit or interfere in any material respect with the current use of the Premises for the purposes described in the Leases; (ii) render title to the Premises uninsurable, at regular rates; or (iii) require the removal of any part of the improvements constituting part of the Premises;

(e)           Any state of facts or physical condition which a current accurate survey or physical inspection of the Premises would disclose, provided same does not require the removal of any part of the improvements constituting part of the Premises;

(f)           Street vaults and coal chutes, if any;

(g)          Consent by the Boards of Managers of the Condominium (the “Board of Managers”), or any former owner of the Premises, for the erection of any structure or structures on, under or above any street or streets on which the Premises may abut, provided same do not (i) render title to the Premises uninsurable at regular rates or (ii) require the removal of any part of the improvements constituting part of the Premises;

(h)          Power of Attorney to the members of the Board of Managers, and to their successors in office;

(i)           The lien of any unpaid common charges, real estate taxes, water charges or sewer rents, subject to adjustment as hereinafter provided;

(j)           Subject to Article 21 herein, the lien of any unpaid assessments payable in installments (other than assessments levied by the Board of Managers), except that Seller shall pay in full (i) any assessments made or imposed as of the Closing Date; and (ii) that certain assessment due and payable on May 1, 2011 and Seller shall provide proof of such payment to Purchaser;

(k)           The Leases;

(l)           Violations relating to the Premises of laws, regulations, ordinances, orders or requirements, if any, noted in or issued prior to, on or subsequent to the date hereof by any governmental or municipal department, bureau, agency or authority having jurisdiction over the Premises and any conditions constituting such violations although not so noted or issued (collectively, the “Violations”) (excluding violations issued against the condominium association or other condominium owners or violations which are the responsibility of the condominium association), provided however, Seller shall pay on or prior to Closing (subject to Article 6 of this Agreement), all fines, fees, penalties, interest and/or other charges imposed with respect to the Violations;

(m)          Declaration of Condominium and By-Laws of the Condominium dated June 15, 2005 and recorded in CRFN 2005000384215 (collectively, the “Declaration”), as the same may be further amended in accordance with the terms and conditions of Article 21 of this Agreement, provided the Title Company will insure against loss or damage occasioned by the Premises not being part of a condominium validly created pursuant to Article 9-B of the Real Property Law, as amended;

(n)          Telephone Easement found in Reel 1127, Page 1821;

(o)          Notice of Appropriation found in Reel 2836, Page 628 and in Reel 2836, Page 631;

(p)          Declaration found in CRFN 2004000468865;

(q)          Sewer Easement found in CRFN 2005000020251;

(r)           Notice of Designation found in Reel 1962, Page 253 and Reel 1222, Page 2283;

(s)           Zoning Lot Description found in 1160, Page 1067 and Reel 1222, Page 2283;

(t)           Zoning Lot Description found in CRFN 2003000073547;

(u)          Certificate pursuant to Zoning Lot Subdivision found in CRFN 2003000073545;

(v)          Certificate pursuant to Zoning Lot Subdivision found in CRFN 2004000468866;

(w)          Any other matters that would constitute Objections (as defined in Section 5.1 hereof) and with respect to which the Title Company (hereinafter defined) certifies that it will insure title to the Premises free of such Objections, at regular rates without the payment of additional premiums, for the Purchaser and Purchaser’s successors and assigns; and

(x)           The standard printed exceptions appearing on the title insurance commitment issued by the Title Company.

4.2         The Permitted Exceptions shall not constitute grounds for objection by Purchaser, and Seller shall have no obligation to remove any Permitted Exception as a condition to Purchaser’s obligation to purchase the Premises in accordance with this Agreement, except as otherwise expressly set forth in this Agreement.

ARTICLE 5

STATE OF TITLE; OBJECTIONS

5.1         Purchaser, at Purchaser’s sole cost and expense, shall order a title report for the Premises from Chicago Title Insurance Company (the “Title Company”), within ten (10) days after the date of this Agreement.  The Title Company shall be given instructions to provide a copy of the title report, and all searches made in connection therewith, to the attorney for Seller.  Purchaser shall provide a schedule indicating the specific title objections Purchaser requires Seller to remove which are not permitted objections (“Objections”).

5.2         If Seller shall be unable to convey title to the Premises in accordance with the provisions of this Agreement, Seller shall promptly so notify Purchaser in writing, and Purchaser shall have the right to elect either (a) to accept such title as Seller is able to convey, without any reduction of the Purchase Price or any other credit or abatement on account thereof or (b) to terminate this Agreement and receive a refund of the Downpayment, together with any interest earned thereon.  Purchaser shall make its election between clauses (a) and (b) of the immediately preceding sentence by written notice to Seller given not later than the tenth (10) business day after Seller gives written notice to Purchaser of its inability to remove any Objection(s), other than Objections which Seller is required to remove in accordance with the other terms and conditions of this Agreement.  If Purchaser shall fail to give such notice as aforesaid, then Purchaser shall be deemed to have elected clause (b) above.  Notwithstanding the foregoing provisions of this Article 5, all (i) liens encumbering the Premises, including, but not limited to, judgments and federal, state and municipal tax liens (including the preparation or filing of appropriate satisfaction instruments in connection therewith); (ii) Administrative Charges (hereinafter defined)(subject to the limitation set forth in Article 6 hereof) noted or issued against the Premises on or before the Closing Date; and (iii) Voluntary Liens (as hereinafter defined); shall be satisfied or discharged by Seller on or prior to the Closing Date.  The term “Voluntary Liens,” as used herein, shall mean liens and other encumbrances which Seller has knowingly and intentionally placed on the Premises, or with respect to which Seller has taken an affirmative action that directly results in the placement of same against the Premises, including, without limitation (i) mechanics’ liens and/or materials relating to work performed or alleged to be performed at the Premises; and (ii) mortgages recorded for money borrowed by Seller.

5.3         Notwithstanding anything to the contrary contained herein, Seller shall have the obligation to use Seller’s commercially reasonable efforts to remedy any and all Objections prior to the Closing Date.  In the event Seller shall be unable (as opposed to unwilling) to remedy the Objections prior to the Closing Date, Seller shall be entitled to one (1) or more adjournments of the Scheduled Closing Date for an aggregate period not to exceed sixty (60) days.  Purchaser’s obligations under this Agreement shall remain in full force and effect during any such adjournment period.  If Seller fails to remedy any Objection(s) prior to the date which is sixty (60) days after the Scheduled Closing Date, then Purchaser may elect, in Purchaser sole and absolute discretion, to allow Seller an additional thirty (30) days to remedy the Objection(s) (the “Objection Extension Period”), in which event Seller shall use Seller’s commercially reasonable efforts (and shall keep Purchaser apprised of Seller’s progress) to remedy the Objection(s) prior to the expiration of the Objection Extension Period.  If Purchaser does not grant the Objection Extension Period or, in the event that Seller is unable (as opposed to unwilling) to remedy the Objections prior to the termination of the Objection Extension Period (if so granted by Purchaser), then the provisions of the preceding Section 5.2 shall be applicable, and Seller shall be deemed to have elected not to remedy any Objection(s).

5.4         Notwithstanding anything to the contrary contained herein, and provided the amount required to remove any Objection(s) does not exceed the Purchase Price, at Closing, Seller, in Seller’s discretion, shall be permitted to (i) use any portion of the Balance to remove or discharge any Objection(s) or (ii) deposit with the Title Company monies (which may include a portion of the Purchase Price) and/or documents sufficient to effect the issuance of title insurance in favor of Purchaser free of any Objection(s), or Purchaser shall accept title to the Premises with such insurance.  If written request is made by Seller or Seller’s attorneys not less than two (2) business days prior to the Closing, Purchaser shall, in accordance with the provisions of Article 2 hereof, deliver separate checks, or wire funds to separate accounts, aggregating the amount of the Balance, to facilitate the removal and discharge of any Objection(s) and the discharge of Seller’s other monetary obligations under this Agreement or as otherwise required by Seller.

5.5         Notwithstanding the foregoing Seller shall not be obligated to expend in excess of $35,000.00 to cure or remedy Objections.

ARTICLE 6

RESPONSIBILITY FOR VIOLATIONS

6.1         Purchaser shall acquire the Premises subject to all Violations, except that Seller shall pay and discharge at or before the Closing, any and all monetary hens, fines, fees, penalties, interest and/or liens imposed with respect to such Violations (but only to the extent affecting the Units) through the Closing Date (“Administrative Charges”).  Notwithstanding the foregoing Seller shall not be obligated to expend in excess of $35,000.00 to cure or remedy Violations.

6.2         Notwithstanding the foregoing or anything to the contrary contained herein, Seller shall not be responsible for paying any Administrative Charges, if (1)(i) the same shall be the responsibility of the Tenants pursuant to the terms and conditions of their respective Leases and (ii) if such Tenant(s) shall not then be in monetary default under their respective Leases as of the Closing Date (“Tenant Violations”) or (2) if same shall be the responsibility of the Condominium pursuant to the Condominium Documents.  Purchaser shall accept title to the Premises subject to any and all Tenant Violations, and subject to all violations which are the responsibility of the Condominium, without abatement of the Purchase Price by reason thereof.

ARTICLE 7

CONDITION OF THE PREMISES; “AS-IS”

7.1         Purchaser acknowledges that, between the date hereof and the expiration of the Due Diligence Period, Purchaser shall inspect the Premises, and shall become familiar with the physical condition and state of repair thereof, and all other matters relating to the Premises, the Building and the Condominium, it being acknowledged by Purchaser that Purchaser has had (or during the Due Diligence Period shall have) a sufficient opportunity to perform all of Purchaser’s due diligence with respect to the Premises, and shall accept the Premises “as is”, “where is”, as of the date of this Agreement, subject to reasonable use, wear, tear and natural deterioration between now and the Closing Date, without any reduction or credit or abatement in the Purchase Price for any change in such condition by reason thereof subsequent to the date of this Agreement.

7.2         Purchaser hereby acknowledges its reliance solely on its own examination, inspection and evaluation of the Premises, and not on any warranties or representation, whether express or implied, from Seller, except those warranties and representations expressly made by Seller in this Agreement.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

8.1         Seller represents and warrants to Purchaser that the following are true and correct in all material respects as of the date hereof:

(a)           This Agreement constitutes, and each document and instrument to be executed and delivered by Seller hereunder (collectively, the “Seller’s Documents”), when so executed and delivered, shall constitute, the legal, valid and binding obligations of Seller, enforceable in accordance with their respective terms, covenants and conditions.

(b)           Seller (i) is the sole owner of the Premises; (ii) is a duly organized limited liability company licensed and/or qualified to conduct business in the State of New York; (iii) has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby; (iv) has full power and authority to enter into and perform this Agreement and to enter into the documents to be executed and delivered in accordance with the terms hereof; and (v) has full power and authority to consummate the transactions as contemplated herein.

(c)           Seller is not a party to any service, management, employment or other contract (“Service Contracts”) affecting the Premises, which are not terminable on or before the Scheduled Closing Date.  Seller shall (i) cause any and all Service Contracts to be terminated as of the Closing Date; and (ii) be responsible for any and all costs, fees and/or expenses associated with terminating the Service Contracts prior to Closing, which obligation shall survive the Closing.

(d)          There are no employees currently employed by Seller at the Premises, and Seller will not enter into any negotiations or execute any contract with any employees or a labor union between the date hereof and the Closing.

(e)           All bills and claims for labor performed and materials furnished at the Premises (for which Seller is responsible) have been, or shall be, paid in full by Seller on or before the Closing Date.

(f)           Intentionally Omitted.

(g)           Seller has not received written notice of any pending or threatened condemnation or eminent domain proceedings with respect to Building or the Premises.

(h)           Seller shall not enter into any construction contracts (except for emergency repairs) or construct any addition, expansion or improvements to the Premises (other than with respect to the Remaining Unit).  Notwithstanding the foregoing, Seller is permitted, upon prior written notice to Purchaser, to make repairs to the Premises as deemed necessary and/or required by Seller, in Seller’s sole, but commercially reasonable discretion or as required by current terms of the Leases.  As of the date hereof, there are no pending construction contracts with respect to the Premises (other than with respect to the Remaining Unit).  Purchaser shall not be responsible for any costs associated with the construction contracts in connection with this subsection (h), and same shall be sole responsibility of Seller.

(i)           Intentionally Omitted.

(j)           Neither the entering into of this Agreement, nor the consummation of the transactions contemplated hereunder, will constitute a violation or breach by Seller of any contract, writ, order, judgment, or other instrument or agreement to which Seller is a party, or to which it is subject to by which any of its assets or properties may be affected, or of any judgment, order, writ, injunction or decree issued against or imposed upon it, or result in a violation of any applicable law, ordinance, rule or regulation of any governmental authority affecting Seller.  The execution, delivery and performance of this Agreement by Seller, and the consummation of the transactions contemplated hereby, do not require Seller to obtain any consent, authorization, or approval which has not already been obtained.

(k)          Seller shall not voluntarily create any new title encumbrances affecting the Premises between the date hereof and the Closing, which will remain in force and effect after the Closing Date.

(l)           Seller has not received notice from the Tenant, from the holder of any mortgage or any other collateral agreement covering any portion of the Premises, or from any insurance company which has issued a policy with respect to any portion of the Premises, or from any board of fire underwriters (or other governmental authority or regulatory body exercising similar functions), requesting the performance of any repairs, alterations or other work, or for the correction of any defaults under any agreements, ordinances, rules or otherwise which have not been fully completed as of the date hereof.

(m)         Intentionally Omitted.

(n)          To the best of Seller’s knowledge, there are no open or pending work permits, alteration applications, or requests to change the certificate of occupancy for the Building in a manner which will impact or affect the Units.

(o)          Seller is not subject to any pending voluntary or involuntary reorganization, liquidation, receivership, or other proceedings under any federal, state or local insolvency, liquidation, reorganization or similar type laws.

(p)          True and complete copies of the Leases have been delivered to Purchaser and are attached hereto as Exhibit E.  All Leases are in full force and effect.  There are no Leases, amendments or modifications other than as previously delivered to Purchaser.

(q)          The rents set forth on Schedule B (the “Rent Schedule”) are the actual rents billed or to be billed by Seller to the Tenants, and the actual amounts paid or payable by the Tenants.

(r)           There are no arrears in the payment of rent or additional rents under the Leases in excess of thirty (30) days, other than as set forth on Schedule D (the “Arrearage Schedule”).

(s)           Except as expressly set forth in the Leases, no Tenant is entitled to rental concessions or abatements for any period subsequent to the scheduled date of closing.

(t)           There are no security deposits other than those set forth in the Schedule of Security Deposits annexed hereto as Schedule C and made a part hereof, which schedule is true and accurate in all material respects, and supersedes the Leases, to the extent of any inconsistency.  At the Closing, Seller shall be obligated to deliver to Purchaser the security deposits listed on Schedule C attached hereto, or a credit with respect to same.

(u)          Except as set forth in the Leases, no other or additional renewal or extension options have been granted to the Tenants, and none of the Tenants have an option or right of first refusal to purchase the Premises;

(v)          None of the Tenants have not made any request for any assignment, transfer, or subletting in connection with all or a portion of the Units as of the date of this Agreement;

(w)          There are no leasing commissions which are or may become due or owing with respect to the Leases which will not have been paid prior to Closing.  If any additional commissions shall be due and payable in connection with any Tenant exercising of a renewal option under their respective Leases, the same shall be the sole and exclusive obligation of Seller, and such obligation is not being assumed by Purchaser hereunder.  Seller shall indemnify, defend and hold Purchaser and Purchaser’s successors and assigns harmless therefrom.  This obligation shall survive the Closing.

(x)           There are no tax certiorari proceedings pending with respect to the Premises or any part thereof other than as set forth on Exhibit D annexed hereto.

(y)           Seller is not a Prohibited Person (as defined below).  None of Seller’s investors, affiliates or brokers or other agents (if any), acting or benefiting in any capacity in connection with this Agreement is a Prohibited Person.  The assets Seller will transfer to Purchaser under this Agreement are not the property of, and are not beneficially owned, directly or indirectly, by a Prohibited Person.  The assets Seller will transfer to Buyer under this Agreement are not the proceeds of specified unlawful activity as defined by 18 U.S.C. §1956(c)(7).  For purposes hereof, a “Prohibited Person” means any of the following:  (i) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (the “Executive Order”); (ii) a person or entity owned or controlled by, or acting for or on behalf of any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) a person or entity that is named as a “specially designated national” or “blocked person” on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) at its official website, http://www.treas.gov/offices/enforcement/ofac; (iv) a person or entity that is otherwise the target of any economic sanctions program currently administered by OFAC; or (v) a person or entity that is affiliated with any person or entity identified in any of clauses (i), (ii), (iii) and/or (iv) above.

(z)           Seller is not a “foreign person” as defined in the Code Withholding Section.

(aa)         Seller has delivered or made available to Purchaser a true, correct and complete copy of the Condominium Documents.  Other than the Condominium Documents, Seller has not entered into any other agreements, and to Seller’s knowledge no other agreements exist, in connection with the Condominium.  To the best of Seller’s knowledge, without inquiry and/or investigation, the Condominium Documents are in full force and effect.

8.2          (a)           Except as otherwise set forth herein, the representations, warranties and covenants of Seller set forth herein are a material inducement to Purchaser entering into this Agreement and Purchaser is relying on the truth and accuracy of same.  Seller hereby agrees that the representations, warranties and covenants of Seller shall be deemed repeated on, and shall be true and accurate in all material respects as of, the Closing Date, and the representations, warranties and covenants of Seller set forth herein shall survive the Closing for a period of one hundred eighty (180) days from the Closing.  In the event the representations, warranties and covenants contained in this Agreement are not materially true and correct, as of the Closing Date, Purchaser may, as its sole remedy, terminate this Agreement and receive the return of the Downpayment, together with any interest earned thereon, whereupon neither party shall have any further rights or obligations under this Agreement.

(a)           Seller agrees to indemnify, defend and hold Purchaser harmless from and against any and all losses, costs, expenses, claims and/or causes of actions arising out of Seller’s breach of the representations contained in this Agreement (the “Losses”), provided that a claim with respect thereto shall be made by Purchaser within one hundred eighty (180) days after the Closing Date, failing which same shall be deemed waived, and provided further, that (a) Seller’s indemnification obligation shall apply only to the extent the aggregate amount of the Losses incurred by Purchaser, as a result thereof, shall exceed Fifty Thousand and 00/100 Dollars ($50,000.00) and (b) Seller’s aggregate liability with respect to the Losses shall not exceed, and shall be limited to, Five Hundred Thousand and 00/100 Dollars ($500,000.00).

8.3         As of the date hereof, Purchaser hereby represents, warrants, covenants and agrees as follows:

(i)           Purchaser and Purchaser Parties (as such term is hereinafter defined) are familiar with the source of funds for the Purchase Price of the Premises and represent that all such funds will be derived from legitimate business activities within the United States of America and/or from loans from a banking or financial institution chartered or organized within the United States of America.  Purchaser covenants and agrees to provide to Seller any and all documents, certifications or other evidence, as may be requested from time to time by Seller in its sole discretion, confirming the source of funds for the Purchase Price (and that such funds derived from legitimate business activities).

(ii)          None of Purchaser, any direct or indirect interest holder in Purchaser (collectively, the “Purchaser Parties”), or any Affiliate of Purchaser is subject to sanctions of the United States government or in violation of any (“OFAC”) or a Prohibited Person similarly designated under any Executive Orders or OFAC.

(iii)          None of the Purchaser, the Purchaser Parties or any Affiliate of Purchaser is listed on the SDN List maintained by the OFAC, and/or on any other similar lists as a Prohibited Person.

(iv)         Purchaser has, and its Purchaser Parties have, required and shall require, and has/have taken and shall take all reasonable measures to ensure compliance with the requirement that no Purchaser Parties or Affiliates of Purchaser is or shall, be listed on any lists be a Prohibited Person, or be in violation of any Laws, including any OFAC Laws.

(v)          None of Purchaser, the Purchaser Parties or any Affiliate of Purchaser is or will (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (ii) deal in, or otherwise engage in, any transaction relating to any property or interest in property blocked pursuant to OFAC or the Patriot Act, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in OFAC or the Patriot Act.

(vi)         Purchaser covenants and agrees to deliver to Seller any certification or other evidence reasonably requested from time to time by Seller, confirming Purchaser’s compliance with the provisions of this Section 8.3.

(vii)        Purchaser is a duly organized limited liability company qualified to conduct business in the State of New York; has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby; and has full power and authority to execute and deliver and perform the obligations set forth in this Agreement.

(viii)       All of the foregoing representations, warranties and covenants of Purchaser will be and remain true on and as of the Closing Date and shall survive the Closing.

ARTICLE 9

CLOSING OBLIGATIONS

9.1         At the Closing, Seller shall execute and/or deliver the following:

(i)           a bargain and sale deed without covenant against grantor’s acts, containing the covenant required by Section 13 of the New York Lien Law, and properly executed in the form for recording so as to convey title to the Premises required by this Agreement;

(ii)          a written agreement pursuant to which Seller shall assign to Purchaser, and Purchaser shall assume and agree to be bound by, all obligations and liabilities of Seller under the Leases and otherwise with respect to the Tenants of the Premises, including the guaranties under the Leases, if any, with respect to obligations which arise after Closing, subject to the further terms and conditions of this Agreement, such agreement to be substantially in the form of Exhibit A attached hereto (the “Assignment and Assumption of Leases”);

(iii)         a schedule of all security deposits and a check or credit to Purchaser in the amount of any such security deposits, including accrued interest thereon, held by Seller on the Closing Date, together with an assignment and assumption agreement substantially in the form attached hereto as Exhibit B (the “Assignment and Assumption of Security Deposits”);

(iv)         a certificate updating the Rent Schedule and setting forth any arrears in rents and all prepayments of rent, certified to be true and correct by Seller;

(v)          an original letter, in a form reasonably satisfactory to Purchaser, executed by Seller or by its agent, advising the Tenants of the sale of the Premises to Purchaser and directing that rents and other payments thereafter be sent to Purchaser or as Purchaser may direct;

(vi)         To the extent they are then in Seller’s possession and not posted at the Premises, all certificates, licenses, permits, authorizations and approvals issued for or with respect to the Premises by governmental and quasi-governmental authorities having jurisdiction, without representation or warranty with respect thereto;

(vii)        Seller shall deliver true and complete originals of all of the Leases and any amendments or extensions thereto, as well as any lease guarantees and related agreements, to Purchaser, certified to be true and complete by Seller;

(viii)       original tenant estoppel certificates, and if a guaranty was executed in connection with any Lease, original guarantor estoppel certificates, in the form annexed hereto as Exhibit F (or if a Tenant or lease guarantor will not deliver such a form, despite Seller’s reasonable efforts, then in the form required by each Tenant’s Lease), certified to Purchaser, Purchaser’s mortgage lender and their respective successors and/or assigns, dated no earlier than thirty (30) days prior to the Closing Date (collectively, the “Tenant Estoppel Certificates”).  Seller shall deliver copies of the executed Tenant Estoppel Certificates to Purchaser not less than five (5) business days prior to Closing.  If Purchaser’s mortgage lender shall have any comments to the Tenant Estoppel Certificates, then Seller shall use commercially reasonable efforts to cause the Tenant(s) and/or guarantor(s) to accommodate any such requested changes; provided, however, that Tenant’s failure to accommodate Purchaser’s lender shall not render the Tenant Estoppel Certificate deficient for the purposes hereof.  Seller shall request in writing that the Tenants execute such Tenant Estoppel Certificates, and Seller shall use commercially reasonable efforts to cause all of the Tenants to execute and deliver same.  In the event Seller, despite its commercially reasonable efforts (which efforts shall be deemed to include sending a notice of default/notice to cure to the non-complying Tenant under its Lease, but shall not include litigation against such Tenant), is unable to obtain all of the Tenant Estoppel Certificates, Buyer shall nonetheless be obligated to close hereunder provided, and upon the express condition, that Seller delivers (i) Tenant Estoppel Certificates from Tenants comprising not less than seventy five percent (75%) of the Premises (calculated based upon a gross revenue basis); and (ii) a Seller’s estoppel, in the form required hereunder, for the balance of the Tenants comprising not more than twenty five percent (25%) of the Premises (calculated based upon a gross revenue basis).  In order to constitute a Tenant Estoppel Certificate which complies with the requirements of this Agreement, such certificate must confirm that (i) the rent and other economic terms of the Lease are consistent with the respective Tenant’s Lease annexed hereto as Exhibit E and (ii) neither Tenant nor Seller, as landlord, is in default under the Lease, other than as shown on the rent arrears schedule annexed hereto;

(ix)         [Intentionally Omitted];

(x)          a certificate by the Condominium or its managing agent substantially in the form annexed hereto as Exhibit C;

(xi)         an assignment to Purchaser, without recourse or warranty, of all of the interest of Seller in and to the Service Contracts (if any), certificates, permits, approvals and other documents to be delivered to Purchaser at the Closing which are then in effect with respect to the Premises and are assignable by Seller;

(xii)        an affidavit of Seller pursuant to Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended, stating that Seller is not a foreign person within the meaning of such Section, or, if Seller shall fail to deliver such an affidavit, Purchaser shall deduct and withhold from the Balance such sum as shall be required by law and shall remit the same to the Internal Revenue Service;

(xiii)       evidence reasonably satisfactory to the Title Company that (i) Seller is authorized to consummate the transaction contemplated herein, and (ii) the individual(s) executing the documents on behalf of Seller is/are authorized to do so;

(xiv)       a Bring Down Certificate with respect to Seller’s representations and warranties provided for herein in a form reasonably satisfactory to Seller and Purchaser;

(xv)        checks to the order of the appropriate governmental authority in payment of all applicable real property transfer taxes and any tax returns therefor required to be executed by Seller;

(xvi)       to the extent the same are in Seller’s possession, all keys to the Units and all access codes, if any;

(xvii)      such affidavits, agreements and instruments as shall be reasonably required by the Title Company in order to omit from its title insurance policy all exceptions for judgments, bankruptcies or other returns against persons or entities whose names are the same as or similar to Seller’s name;

(xviii)     all other documents and instruments required by this Agreement and/or the Condominium Documents (hereinafter defined) to be executed and/or delivered by Seller at Closing;

(xix)        the Tax Lot Sharing Agreement, if applicable hereunder; and

(xx)         any other documents, instruments or agreements reasonably necessary to effectuate the transactions contemplated hereunder, in accordance with the express terms, covenants and conditions hereof.

9.2         At the Closing, Purchaser shall pay the Balance to Seller as provided in Article 2 hereof, subject to adjustment as provided in Article 11 hereof.

9.3         At the Closing, Purchaser shall execute and/or deliver the following:

(i)           the real property transfer tax returns required to be executed by Purchaser;

(ii)          a Power of Attorney executed by Purchaser and acknowledged by a notary public, in the form required by the Condominium Documents, in favor of the Board of Managers, if required by the Condominium;

(iii)         the Assignment and Assumption of Leases;

(iv)         the Assignment and Assumption of Security Deposits;

(v)          a written agreement authorizing Escrow Agent to release the Downpayment to Seller or Seller’s designee, and releasing Escrow Agent from any liability arising out of the performance of its obligations pursuant to this Agreement;

(vi)         all consents and resolutions required to consummate the transactions contemplated hereby, certified to be true and complete by an authorized officer of Purchaser;

(vii)        such affidavits, agreements and instruments as shall be reasonably required by the Title Company;

(viii)       all other documents and instruments required by this Agreement and/or the Condominium Documents to be delivered by Purchaser at Closing;

(ix)          the Tax Lot Sharing Agreement, if applicable hereunder; and

(x)          any other documents, instruments or agreements reasonably necessary to effectuate the transactions contemplated hereunder, in accordance with the express terms, covenants and conditions hereof.

ARTICLE 10

TRANSFER TAXES, TITLE INSURANCE AND OTHER EXPENSES

10.1         (a)          All New York State and New York City Real Property Transfer Taxes payable in connection with the transfer of the Premises to Purchaser, and the consummation of the transactions contemplated hereunder, shall be paid by Seller at the Closing.

(a)          At the Closing, Purchaser, at Purchaser’s sole expense, shall pay for an owner’s policy of title insurance for the Premises in the amount of the Purchase Price, with standard New York coverages and endorsements (the “Owner’s Policy”), which Owner’s Policy shall insure good and marketable fee simple title to the Premises, subject only the Permitted Encumbrances, and shall include the cost of Purchaser’s title search.  The Owner’s Policy shall be issued by the Title Company and shall be on a form which is reasonably satisfactory to Purchaser and the Title Company.

10.2       Purchaser shall pay for the following prior to or at the Closing:

(a)           all State, City, County and municipal recording charges with respect to the deed;

(b)           all costs and expenses in connection with Purchaser’s financing (if any), and costs for the filing of all documents necessary to complete such financing and related documentary stamp tax and intangibles tax (as the same may be applicable), provided, however, nothing herein contained shall be deemed to create a financing contingency or to condition Purchaser’s obligations hereunder on Purchaser’s ability to obtain financing, and this shall be deemed to be an “all cash” transaction;

(c)           the cost of Purchaser’s own survey, survey re-date, and due diligence investigations; and

(d)           the cost of obtaining a Mortgagee’s Policy of Title Insurance (if required), including any and all premiums, endorsements and coverage issued in connection with such policy.

10.3       Each party shall pay its own legal fees incidental to the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

10.4       The provisions of this Article 10 shall survive the Closing.

ARTICLE 11

APPORTIONMENTS

11.1        The following shall be apportioned between the parties as of 11:59 P.M. on the day immediately preceding the Closing Date:

(a)           rents, additional rents, escalation charges, insurance reimbursements and other Tenant charges under the Leases (collectively, the “Rents”), as and when collected;

(b)           real estate taxes and assessments, if any, on the basis of the fiscal year for which assessed (including without limitation real estate tax reimbursement obligations with respect to the Tenants under the Leases); provided, however, that if, as of the Closing Date, real estate taxes have not yet been fully and finally allocated among the Units and the Remaining Unit (hereinafter defined) following the Conversion (hereinafter defined), then, at the Closing (i) real estate taxes for the Units shall be adjusted and apportioned based upon the best available information in a manner reasonably acceptable to Seller and Purchaser and (ii) Seller and Purchaser shall enter into a Tax Lot Sharing Agreement in the form attached hereto as Exhibit H (the “Tax Lot Sharing Agreement”), with respect to the payment of real estate taxes relating to the Units and the Remaining Unit, which agreement shall be recorded by Seller, at Seller’s expense, against the Units and the Remaining Unit;

(c)           water meter and frontage charges and sewer rents, if any, based upon a final water meter reading obtained by Seller, at Seller’s sole expense, dated not more than forty five (45) days prior to the Closing Date.  Any adjustments for the period subsequent to such reading shall be made on a per diem basis based upon the most recent average daily usage, as shown by the special water meter reading.  In the event the final water reading is not available as of the Closing Date, the Closing shall nevertheless proceed and the parties shall apportion the meter charges and sewer rents on the basis of the last readings and bills received by Seller and the same shall be appropriately readjusted after the Closing on the basis of the next subsequent bills (with Seller being obligated to pay all such utility charges pertaining to the period prior to Closing, and Purchaser being obligated to pay all such charges pertaining to the period thereafter).  Notwithstanding the foregoing, if water and sewer charges shall be the responsibility of the Tenants under the Leases, shall be payable directly to the Department of Environmental Protection by such Tenants, and if such Tenants shall not then be in monetary default under their respective Leases, then the same shall not be adjusted between Seller and Purchaser at Closing;

(d)          [Intentionally Deleted]

(e)          charges for all utility services supplied to the Premises (including, without limitation, water, gas, steam and electricity) (other than utilities that are the direct responsibility of Tenants under Leases in effect as of the Closing Date);

(f)           common charges of the Condominium with respect to the Premises; and

(g)           business improvement district charges and other governmental and quasi-governmental taxes, fees, assessments and charges;

11.2       Except as expressly provided to the contrary herein, all apportionments and adjustments shall be made in accordance with the customs and practice of the Real Estate Board of New York.

11.3       If any past due Rents shall be owing by any Tenant on the Closing Date, Purchaser and Seller agree that the first moneys received by Purchaser from the respective Tenants owing past due Rents, net of the reasonable out-of-pocket costs of collection, shall be applied in the following order of priority:  (a) first, to the month in which the Closing occurred; (b) then, to the month immediately preceding the month in which the Closing occurred; (c) then, to any month or months following the month in which the Closing occurred; and (d) then to the period prior to the month preceding the month in which the Closing occurred.  All such monies received by Purchaser for such past due rentals shall be held in trust for Seller, and Purchaser agrees to remit forthwith to Seller the amount of such past due rentals to which Seller is entitled, as and when so collected, together with a reasonable accounting of the amounts collected and the collection costs.  In no event shall Seller be permitted to sue the Tenants to collect any rent arrears for so long as such Tenants remain in possession.  Purchaser shall use reasonable efforts (including litigation, to the extent reasonably necessary) to collect arrears in the payment of rent after the Closing, and Purchaser shall not consent to the release or waiver of any arrears without the consent of Seller (which shall not be unreasonably withheld).

11.4       In the event that any of the Tenants have deposited rent securities with Seller pursuant to the terms of their respective Leases (including letters of credit in lieu of cash security deposits), Seller will transfer and/or assign to Purchaser such security deposits together with originals of the letters of credit on the Closing Date.  Seller shall not apply any portion of the security deposits listed on Schedule C against any Tenant default subsequent to the date of this Agreement unless and until the Tenant has vacated the Premises.

11.5       [Intentionally Deleted]

11.6       Seller represents that there are no tax certiorari proceedings currently pending, other than as set forth on Exhibit D annexed hereto.  Seller is hereby authorized, but is not obligated, to continue any proceedings for reduction of the assessed valuation of the Premises that are pending on the Closing Date and (with respect to any such proceedings for tax years prior to the tax year in which the Closing Date shall occur) to settle or compromise the same in Seller’s sole discretion.  Any settlement or compromise in connection with such proceedings brought with respect to the tax year in which the Closing Date shall occur shall be made by Seller in consultation with, and with the consent of, Purchaser (which consent shall not be unreasonably withheld or delayed).  If a tax refund shall be obtained by reason of an adjustment of the assessed valuation of the Premises attributable to a period prior to the Closing Date, the same shall be the property of Seller (less the reasonable costs of collection, including attorneys and accounting fees).  If any such refund shall be obtained for a period including the Closing Date, the amount of such refund (less the cost of obtaining the same, including, without limitation, reasonable attorneys’ and accounting fees) shall be apportioned according to length of the respective portions of such period during which each party owned the Premises and subject to adjustment and apportionment pursuant to the Lease.  If any such refund or portion thereof to which Purchaser shall be entitled as hereinbefore provided shall be paid to Seller, Seller shall receive the same as trust funds for the benefit of Purchaser and shall forthwith remit the same thereto.

11.7       Seller shall, at the Closing, pay all processing fees and charges payable to the Condominium (and/or the managing agent) in connection with this sale.

11.8       The terms, covenants and conditions of this Article 11 shall survive the Closing.

ARTICLE 12

RISK OF LOSS; CONDEMNATION

12.1       If, between the date of this Agreement and the Closing Date, the Premises are damaged by fire or other casualty, the provisions of Section 5-1311 of the New York General Obligations Law, or any statute enacted in substitution therefor or in addition thereto, shall not apply.  Such provisions are hereby waived, and the provisions of the following Section 12.2 shall apply instead.

12.2       Upon the occurrence of a casualty, condemnation or taking with respect to any Premises, Seller shall notify Purchaser in writing of same.  Until Closing, the risk of loss or damage to all of the Premises, except as otherwise expressly provided herein, shall be borne by Seller.  In the event all of the Premises or any Unit or any portion of the Unit is damaged in any casualty or condemned or taken (or notice of any condemnation or taking is issued) so that:  (a) a Tenant has a right of termination under the Lease for such Unit (which is not waived by the Tenant in writing), or (b) with respect to any casualty, if the cost to repair such casualty would exceed $900,000.00, or (c) with respect to any condemnation, more than five percent (5%) of the Premises is (or will be) condemned or taken, then Purchaser may elect to terminate this Agreement by providing written notice of such termination to Seller within ten (10) business days after Purchaser’s receipt of notice of such condemnation or taking or damage, upon which termination of the Downpayment shall be returned to Purchaser and neither party hereto shall have any further rights, obligations or liabilities under this Agreement with respect to the Premises, except as otherwise expressly set forth herein.  With respect to any condemnation or taking (or any notice thereof), if Purchaser does not elect to cancel this Agreement as aforesaid, there shall be no abatement of the Purchase Price and Seller shall assign to Purchaser at the Closing the rights of Seller to the claims or awards, for the condemnation or taking, and Purchaser shall be entitled to receive and keep all such awards.  With respect to a casualty, if Purchaser does not elect to terminate this Agreement with respect to any such Premises as aforesaid, there shall be no abatement of the Purchase Price and Seller shall assign to Purchaser at the Closing the rights of Seller to the proceeds under Seller’s insurance policies covering such Premises with respect to such damage or destruction (or pay to Purchaser any such proceeds received prior to Closing) and credit to Purchaser the amount of any deductible with respect thereto, and Purchaser shall be entitled to receive and keep any monies received from such insurance policies.

ARTICLE 13

COVENANTS OF SELLER

13.1       Seller covenants and agrees that, except as otherwise provided in the Agreement, between the date of this Agreement and the Closing Date, Seller (either itself or through an agent) shall continue to manage and operate the Premises in substantially the same manner as Seller has heretofore managed and operated the Premises and to keep (or to cause the Condominium to keep, to the extent the Condominium is so required) the Premises in substantially and materially its same condition and state of repair, subject to the terms, conditions and requirements of the Lease(s), including, without limitation, the obligation of Seller, as landlord, or the Condominium (if applicable) to perform all of its repair and maintenance obligations under the Leases through and including the Closing Date.  In furtherance thereof, if any claims shall be made by any Tenant against Seller for the performance of any of Seller’s obligations under the Leases prior to the Closing Date, Seller shall pay and perform such obligations in full, at Seller’s sole cost and expense, which obligation shall survive the Closing.

13.2       Purchaser shall be permitted to have reasonable access to the Premises from time to time, between the date of this Agreement and the Closing Date, during business hours and upon reasonable prior notice to Seller subject to the rights of the Tenants under their respective Leases.  Such access shall be under the supervision of Seller or Seller’s real estate broker, and shall be conducted in a manner which shall not interfere with the business operations of the Tenants at the Premises.

13.3       Seller shall not modify or amend any Service Contract or enter into any new service contract unless the same shall be terminable by Seller prior to Closing.

13.4       Seller shall maintain in full force and effect until the Closing the insurance policies presently in effect or other commercially reasonable policies of insurance affording similar levels of coverage.

13.5       No fixtures, equipment or personal property included in this sale shall be removed from the Premises (subject to reasonable wear and tear and obsolescence) unless the same are replaced with similar items of at least equal quality prior to the Closing.

13.6       Seller shall cooperate with Purchaser, both prior to and after the Closing, in connection with any and all information requests made by or on behalf of Purchaser, which are required to complete a so-called “Section 314 audit”, including, but not limited to providing the following:  (i) historical income statement for the Premises for 2010; (ii) historical income statement fort the Premises for 2011, year to date; (iii) five (5) years of historical occupancy and rent for each Unit (iv) back-up and supporting documents relating to the items set forth herein (such as bills, checks, etc.); and (v) the most current financial statement for each of the Tenants.  In addition, Seller shall cooperate with Purchaser, both prior to and after the Closing, in connection with any and all information requests made by or on behalf of Purchaser, relating to the Premises, including the books and records of the Premises.  The provisions of this Section 13.6 shall survive the Closing.

ARTICLE 14

BROKERAGE

14.1       (a)           Purchaser and Seller hereby represent and warrant that they have not hired, retained or dealt with any broker, finder, consultant, person, firm or corporation in connection with the negotiation, execution or delivery of this Agreement or the transactions contemplated hereunder, other than Eastern Consolidated (“Broker”).  Purchaser covenants and agrees that should any claim be made against Seller for any commission or other compensation by any broker, finder, person, firm or corporation, other than the Broker, based upon or alleging negotiations, dealings or communications with Purchaser or Purchaser’s representative(s) in connection with this transaction or the Premises, Purchaser shall indemnify and hold Seller harmless from and against any and all damages, expenses (including attorneys’ fees and disbursements) and liability arising from such claim.  Seller shall pay the commission due to Broker pursuant to a separate agreement between such parties.

(a)           Seller covenants that should any claim be made against Purchaser for any commission or other compensation by any broker, finder, person, firm or corporation, other than Broker, based upon or alleging negotiations, dealings or communications with Seller or Seller’s representative(s) in connection with this transaction or the Premises, Seller shall indemnity and hold Purchaser harmless from any and all damages, expenses (including attorneys’ fees and disbursements) and liability arising from such claim.

ARTICLE 15

REMEDIES

15.1       If Purchaser defaults in its obligation to purchase the Premises, or if Purchaser defaults in any of its other obligations under this Agreement, Seller’s sole remedy shall be to receive and retain the Downpayment, and any interest thereon, as liquidated damages, it being agreed that Seller’s damages in case of Purchaser’s default might be difficult or impossible to ascertain, and that the Downpayment, and the interest thereon, constitutes a fair and reasonable amount of damages under the circumstances and is not a penalty.

15.2       If Seller defaults in its obligation to convey the Premises hereunder, or if Seller defaults in any of its other obligations under this Agreement, Purchaser’s sole and exclusive remedy shall be either (i) to seek specific performance of this Agreement and to recover actual out-of-pocket-costs and expenses in connection therewith and other actual (but not consequential) damages, including reasonable legal fees, expenses and court costs; or (ii) to terminate this Agreement and to receive a refund of the Downpayment (together with any interest thereon).  Notwithstanding the foregoing, in the event of Seller’s willful breach of its obligations hereunder, in addition to the remedies set forth above, Purchaser may commence an action against Seller to recover the actual damages (but not consequential damages) incurred by Purchaser as a result of Seller’s willful breach, including, without limitation, purchaser’s reasonable legal fees and expenses, provided that said actual damages are verified by Purchaser to Seller by documentary evidence.  In no event shall Purchaser be entitled to recover damages from Seller relating to Seller’s default except as aforesaid.  Nothing contained herein shall preclude or prohibit Purchaser from waiving any default or alleged breach or default by Seller and closing on the purchase of the Premises, notwithstanding such default, without any abatement of the Purchase Price.

ARTICLE 16

ESCROW AGENT

16.1       The Downpayment shall be held, paid over and/or applied by Escrow Agent in accordance with the following:

(a)           If this Agreement shall be terminated by Purchaser prior to the expiration of the Due Diligence Period, then the Downpayment, and any interest thereon, shall automatically be paid to Purchaser, without any further notice or authorization.  At the Closing, the Downpayment, and any interest thereon, shall automatically be paid by Escrow Agent to Seller, without any further notice or authorization.

(b)          In instances other than those described in Section 16.1(a) above, the following shall apply:  if either Seller or Purchaser (the “Requesting Party”) has a good faith belief that it is entitled to the Downpayment pursuant to the terms of this Agreement, then the Requesting Party may submit to Escrow Agent a written request for disbursement of the Downpayment, which request shall in all cases be accompanied by a good faith written explanation as to why the Requesting Party believes it is entitled to the Downpayment pursuant to the terms of this Agreement.  The Requesting Party, simultaneously with its submission of such written request to the Escrow Agent, shall deliver a copy of such request and explanation to the other party (the “Non-Requesting Party”).  Moreover, within two (2) business days after Escrow Agent’s receipt of such request and explanation from the Requesting Party, Escrow Agent shall deliver a copy of the same to the Non-Requesting Party.  If, within five (5) business days after the Non-Requesting Party’s receipt of such request and explanation from the Escrow Agent, the Non-Requesting Party fails to dispute the entitlement of the Requesting Party to the Downpayment, then the Escrow Agent may disburse the Downpayment to the Requesting Party.  However, if, within five (5) business days after the Non-Requesting Party’s receipt of such request and explanation from the Escrow Agent, the Non-Requesting Party notifies Escrow Agent and the Requesting Party that (in substance) the Non-Requesting Party disputes the entitlement of the Requesting Party to the Downpayment, then Escrow Agent shall continue to hold the Downpayment until otherwise directed by joint written instructions from Seller and Purchaser or a final judgment of a court having jurisdiction.  Escrow Agent, however, shall have the right at any time to deposit the Downpayment with the clerk of any federal or state court sitting in the City of New York.  Escrow Agent shall give written notice of such deposit to Seller and Purchaser.  Upon such deposit, Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.  All notices and deliveries under this Section must be made in accordance with Article 17 below.

(c)           The parties acknowledge that Escrow Agent (i) is acting solely as a stakeholder at their request and for their convenience, (ii) shall not be deemed to be the agent of either of the parties and (iii) shall not be liable to either of the parties for any act or omission on its part unless caused by Escrow Agent’s willful misconduct or gross negligence.  Seller and Purchaser shall jointly and severally indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with the performance of Escrow Agent’s duties hereunder, unless caused by Escrow Agent’s willful misconduct or gross negligence.  Escrow Agent shall not be liable for any losses suffered in connection with any such investment (except to the extent of Escrow Agent’s gross negligence or willful misconduct) and shall have no obligation to obtain the best, or otherwise seek to maximize, the rate of interest earned on any such investment.  Escrow Agent shall be entitled to rely or act upon any notice, instrument or document believed by Escrow Agent to be genuine and to be executed and delivered by the proper person, and shall have no obligation to verify any statements contained in any notice, instrument or document or the accuracy or due authorization of the execution of any notice, instrument or document.  Escrow Agent shall not be bound by any modification to this Section 16.1 unless Escrow Agent shall have agreed to such modification in writing.  Escrow Agent is not a party to this Agreement except to the extent of its specific responsibilities hereunder, and does not assume or have any liability for the performance or non-performance of Purchaser or Seller hereunder to either of them.  Any fees or charges in connection with such investment shall be paid out of the amounts held in escrow before any other payments shall be required to be made from such amounts.

16.2       Escrow Agent has acknowledged its agreement to the foregoing provisions of this Article 16 by signing in the place indicated on the signature page of this Agreement.

ARTICLE 17

NOTICES

17.1        Any notice or other communication given by either party hereto to the other relating to this Agreement (a “notice”) shall be in writing and shall be sent by hand delivery or by recognized overnight courier service (such as Federal Express) addressed to the parties and their attorneys as follows:

If to Seller, to:

AA Olympic, LLC
655 Third Avenue, Suite 1825
New York, New York 10017
Attention:  Mr. Avi Azeroval
E-Mail:  avy@sunrealtycapital.com

With a copy to Seller’s attorney:

Seligson Rothman & Rothman
29 West 30th Street, 10th Floor
New York, New York 10001
Attention:  Alexander Seligsion, Esq.
E-Mail:  aseligson@srrlaw.com

If to Purchaser, to:

American Realty Capital III, LLC
405 Park Avenue, 15th Floor
New York, New York 10022
Attention:  William M. Kahane
Fax No.:  (212) 421-5799
E-Mail:  wkahane@arlcap.com

and to:

American Realty Capital III, LLC
405 Park Avenue, 15th Floor
New York, New York 10022
Attention:  Jesse Galloway
Fax No.:  (212) 421-5799
E-Mail:  JGalloway@arlcap.com

with a copy to Purchaser’s attorney:

Donovan LLP
152 Madison Avenue, 14th Floor
New York, New York 10016
Attention:  Nicholas T. Donovan, Esq.
Fax No.:  (212) 223-0966
E-Mail:  Nick@donovanllp.com

If to Escrow Agent:

Chicago Title Insurance Company
Suite 1325, 1515 Market Street,
Philadelphia, PA 19102-1930
Attention:  Edwin G. Ditlow
Telephone:  215-875-4184
Telecopy:  215-732-1203
E-Mail:  ditlowE@ctt.com

17.2       Notices or other communications (including agreements) signed by the attorneys for the respective parties shall be deemed binding upon the parties.  Either party may by notice to the other change the person or address for receipt of notices.  Notices sent by hand delivery or recognized overnight courier service shall be effective when received or rejected by the recipient or the recipient’s office or firm.

ARTICLE 18

SELLER’S OBLIGATIONS AS TO LEASES

18.1       Between the date of this Agreement and the Closing, Seller shall not, without Purchaser’s prior written consent (which may be granted or withheld in Purchaser’s sole and absolute discretion):  (a) amend, modify, renew or extend any Lease in any respect; or (b) terminate any Lease except by reason of a material default by the Tenant thereunder (and then only with the prior written consent of Purchaser, which may be granted or withheld in Purchaser’s sole discretion).

18.2       Between the date of this Agreement and the Closing, Seller shall not permit occupancy of, or enter into any new lease for, space which is presently vacant or which may hereafter become vacant, without the prior written consent of Purchaser.

18.3       It shall be a condition precedent to Purchaser’s obligation to close on the purchase of the Premises on the Closing Date that none of the Tenants have (i) terminated their respective Leases; (ii) vacated their respective Units; (ii) delivered notice to Seller of such Tenant’s intention to terminate their respective Leases and/or vacate their respective Units; (iv) assigned or sublet, or requested Seller’s permission to assign or sublet, their respective premises; (v) filed for Bankruptcy; or (vi) delivered notice to Seller of such Tenants intention to file for Bankruptcy.

ARTICLE 19

ASSIGNMENT

19.1       Neither this Agreement nor any of the rights of Purchaser hereunder may be assigned or transferred by Purchaser without Seller’s prior written consent, which may be granted or withheld in Seller’s sole and absolute discretion, and any purported assignment or encumbrance without Seller’s prior written consent shall be null and void, and shall constitute a default hereunder, which default is not capable of being cured.

19.2       Notwithstanding the foregoing, Purchaser may assign all of Purchaser’s rights hereunder to any wholly owned subsidiary of Purchaser or a wholly owned subsidiary directly or indirectly of American Realty Capital New York Recovery REIT, Inc. or American Realty Capital Trust, Inc., or to any affiliates or related companies of such entities, without the prior written consent of Seller; provided, however, that Purchaser shall not be released from its obligations hereunder by reason thereof and Purchaser notifies Seller in writing of said assignment and delivers a fully executed assignment and assumption agreement with respect to the matter all of same to be received by Seller at least five (5) days prior to the Closing.  Purchaser agrees that Purchaser shall not assign this Agreement to an unrelated third-party prior to the Closing Date in a so-called “flip” transaction.

ARTICLE 20

DUE DILIGENCE PERIOD

20.1       Purchaser will have a period of twenty one (21) days from Thursday, April 28, 2011 (the “Due Diligence Period”) to conduct and complete any required due diligence of the Premises, as reasonably determined by Purchaser.  Seller shall deliver to Purchaser, not later than five (5) days after the date hereof, those materials listed in Schedule E annexed hereto.  During the Due Diligence Period, Purchaser shall be permitted to enter the Premises and inspect and evaluate the Premises, and to conduct non-invasive studies, tests and investigations thereon, as well as (i) to review the books and records of Seller with respect to the Premises, the Leases and matters relating thereto; (ii) to review the Condominium Documents, as well as the minutes of the meetings of the Board of Managers of the Condominium at the managing agent’s offices; (iii) to contact authorized representatives of the Tenants and/or the Board of Managers of the Condominium, under the direction of Seller; (iv) to review title and a survey of the Premises; (v) to perform an engineer’s inspection of the Premises and/or a Phase I environmental site assessment, and any additional environmental inspections or testing which is recommended by Purchaser’s environmental engineer; and (vi) to conduct such other due diligence as Purchaser, in Purchaser’s sole but commercially reasonable discretion, shall determine to be necessary.  At any time prior to the expiration of the Due Diligence Period, Purchaser may provide notice and may cancel the Agreement for any reason or no reason and this Agreement shall be null and void and the parties hereto shall be relieved of all further obligations and liability under this Agreement.  In such instance, Purchaser shall be entitled to a full refund of the Down Payment (together with any interest earned thereon), immediately upon notice to Escrow Agent (without any right for Seller to object to the release of the Down Payment to Purchaser).  Purchaser shall have access to the premises during the Due Diligence Period at reasonable times and upon reasonable notice and shall be allowed to conduct such reasonable and customary non-invasive tests, searches, and studies Purchaser reasonably deems necessary.

20.2       TIME SHALL BE OF THE ESSENCE with respect to Purchaser’s actions pursuant to this Article 20.  In the event either Purchaser shall fail to timely deliver written notice of its intent to cancel the Agreement pursuant to this Article 20 prior to the expiration of the Due Diligence Period, Purchaser shall be deemed to have waived the right to cancel this Agreement as provided in this Article 20.

20.3       Purchaser shall indemnify and hold Seller harmless from and against any actual damages to person and property that it sustains as a result of the due diligence related activities undertaken and performed by or on behalf of Purchaser.  The foregoing will survive the Closing or other termination of this Agreement.  Purchaser shall maintain the results of its due diligence in confidence (but shall be permitted to disclose the results to its consultants, attorneys, investors, advisors, lenders, and assignees) and shall make no disclosures of the conditions discovered thereby prior to Closing, unless required by law or court order, or as permitted hereunder.

20.4       During the Due Diligence Period, Seller shall not show, market, offer, negotiate or otherwise agree to sell, ground lease, transfer or otherwise dispose of the Premises, or any portion thereof, or any interest therein, to any party other than Purchaser, nor shall Seller conduct discussions, communications or correspondence with any third party with respect to same.

ARTICLE 21

CONDOMINIUM ASSESSMENTS/LIENS; CONVERSION OF UNIT

21.1       Prior to Closing, Seller, at Seller’s sole cost and expense, shall resolve all Condominium assessment issues, common charge liens and related disputes (collectively, the “Condo Dispute”) with the Condominium to the reasonable satisfaction of Purchaser and the Title Company (including, without limitation, obtaining a discharge, in form suitable for recording, of that certain Lien of Common Charges filed on March 19, 2010 as CRFN 201000009518), as well as any and all assessments made in 2010 and 2011 (including that certain assessment due and payable on May 1, 2011), such that there shall be no monetary obligations or performance obligations on the part of Seller or Purchaser owed to the Condominium in connection with the Units following the Closing; it being acknowledged, however, that Purchaser shall be liable for its proportionate share of the anticipated assessments to be made in May 2012.  In the event Seller is unable to resolve the Condo Dispute in its entirety prior to Closing, at Closing, Seller shall (i) place in escrow with the Escrow Agent, or deliver a letter of credit for the benefit of Purchaser, issued by a commercial bank in New York, New York and acceptable to Purchaser in the amount of one hundred twenty five percent (125%) of the maximum dollar amount required to satisfy the Condo Dispute in its entirety, as reasonably determined by the Title Company and sufficient for the Title Company to omit any title exception relating thereto, and (ii) deliver an undertaking and indemnity agreement for the benefit of Purchaser, to complete and pay for any and all performance obligations required by, or owed to, the Condominium in connection with the Condo Dispute as soon as reasonably possible following the Closing, at Seller’s sole cost and expense, not limited to the amount of the escrow.  Such escrow agreement shall be prepared by counsel for Purchaser and shall be reasonably acceptable to Seller.  In the event of any refund of the assessment which was payable in 2010 or 2011 (including the May, 2011 assessment), such refund shall be the sole property of Seller.  Furthermore, in the event such assessment is received by Purchaser, Purchaser agrees to refund such refunded amount to Seller within ten (10) days of receipt of same.

21.2         (a)          Prior to Closing, and as a precondition to Purchaser’s obligation to close hereunder, Seller shall, at Seller’s sole cost and expense, cause the existing condominium unit known as Block:  218, Lot:  1102 (the “Retail Unit”) to be subdivided into four (4) separate and distinct condominium units, and four (4) separate and distinct tax lots, in compliance with law and in accordance with the further terms and conditions of this Section 21.2, and for the Condominium Declaration to be amended in accordance with the draft Amendment annexed hereto as Exhibit I (the “Amendment”)

(b)           Promptly following the date hereof, Landlord shall use commercially diligent efforts (1) to secure all other approvals required by all governmental or quasi-governmental agencies having jurisdiction over the Premises, to the extent required, and to the reasonable satisfaction of Purchaser and the Title Company, in order to convert the Retail Unit into four (4) separate and distinct condominium units (the “Conversion”), comprised of (i) the three (3) spaces which are affected by the Leases set forth on Schedule A attached hereto and which are included in the sale of the Premises hereunder and (ii) the fourth (4th) space which is currently vacant as of the date hereof and is not included in the sale of the Premises, which unit shall be as shown on the exhibit to be attached to the Amendment (which exhibit shall be subject to the approval of Purchaser, which approval shall not be unreasonably withheld, delayed or conditioned) (the “Remaining Unit”) and (2) to cause each of the newly converted retail units, upon the completion of the Conversion, to be identified as four (4) separate and distinct final or tentative tax lots by the New York City Department of Finance (the “DOF”) and any other agency having jurisdiction over the Premises in order to enable Seller to transfer insurable and marketable fee title to the three (3) units which are a part of the Retail Unit included in the sale of the Premises in accordance with the further terms and conditions set forth herein, but excluding the Remaining Unit, as well as for the Condominium Declaration to be amended and modified in the manner set forth in the Amendment.  Upon the Conversion, the Common Interests shall be allocated based upon the square footage of the four (4) units.  Such allocation and designation shall be made consistent with the Condominium Documents and Seller shall cause the Amendment to be filed and the Condominium Documents to be amended, to the extent necessary, to account for the Conversion.  The Condominium Documents as amended, shall hereinafter be referred to as the “Amended Condominium Documents”.  The Amended Condominium Documents(if applicable), any proposed changes to the Amendment, and any proposed amendment to Schedule B of the Declaration and the Floor Plans shall be submitted to Purchaser in draft form prior to submission to any applicable governmental agencies.  Purchaser shall have three (3) business days to provide any comments or objections to the Amended Condominium Documents prior to filing.  If Purchaser fails to provide any such comments or objections within such three (3) business period, Seller shall be permitted to file same.  All costs, fees and expenses associated with the Conversion shall be paid for by Seller.

(c)           The date Purchaser receives written notice from Seller, together with evidence reasonably satisfactory to Purchaser and the Title Company, that Seller has completed the Conversion and caused the Retail Unit to be identified by four (4) separate tax lots in accordance with this Section 21.2. shall be deemed to be the “Conversion Notice Date”.

(d)           If the Conversion Notice Date does not occur on or before July 31, 2011 (the “Conversion Deadline”), Purchaser shall have the absolute right, in its sole and absolute discretion, upon written notice to Seller, to either (i) adjourn the Conversion Deadline for such period of time acceptable to Purchaser in its sole and absolute discretion or (ii) terminate this Agreement, at which time, this Agreement shall terminate and be of no further force and effect, Escrow Agent shall immediately return the entire Downpayment to Purchaser, with all interest earned thereon, and Seller shall reimburse Purchaser for Purchaser’s reasonable out-of-pocket expenses incurred in connection with its due diligence of the Premises, as reasonably documented by Purchaser.

ARTICLE 22

MISCELLANEOUS

22.1       Seller and Purchaser each reserve the right to include this transaction as part of one (1) or more Internal Revenue Code Section 1031 tax deferred exchange transactions, at no out-of-pocket cost, expense or liability to the other party hereto (other than de-minimus legal fees to review the documentation required to effectuate such transactions), including, without limitation, one (1) or more reverse exchange transactions.  Seller and Purchaser agree to cooperate with the other party hereto, and to execute any and all documents as are reasonably necessary in connection therewith, provided that the closing of the transaction for the conveyance of the Premises shall not be contingent upon, and shall not be subject to, the completion of such exchange, nor shall such affect the Closing Date hereunder.  Purchaser shall be obligated to close title to the Premises on or before the Outside Closing Date whether or not Purchaser shall have consummated at 1031 exchange transaction.  Nothing set forth herein shall require Purchaser to take title to any property other than the Premises described herein.  Seller further reserves the right, in Seller’s sole discretion prior to the Closing, to make transfers to intermediate entities and/or trusts for the benefit of the principals of Seller or their immediate family members, provided same shall not affect or impair Seller’s ability to close this transaction.

22.2       All understandings and agreements heretofore had between Seller and Purchaser are merged in this Agreement, which alone completely expresses their agreement, and this Agreement is entered into after full investigation, neither party relying upon any statement or representation made by the other and not embodied in this Agreement.

22.3       Purchaser’s acceptance of the deed to the Premises shall be deemed an acknowledgment by Purchaser that Seller has fully complied with all of its obligations hereunder; that Seller is discharged therefrom (or Purchaser has waived compliance therewith); and that Seller shall have no further obligation or liability with respect to any of the agreements, representations and/or warranties made by Seller in this Agreement, which shall be merged with the deed to the Premises; except for those provisions of this Agreement which expressly provide that any obligation of Seller shall survive the Closing.

22.4       This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

22.5       This Agreement does not constitute an offer to sell and shall not bind Seller unless and until Seller elects to be bound hereby by duly executing and delivering to Purchaser an executed original counterpart hereof.

22.6       This Agreement may only be amended, modified, altered, supplemented or, except as otherwise expressly provided herein, terminated, by a written instrument signed by Seller and Purchaser.

22.7       If any provision of this Agreement or the application thereof to any party or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to parties or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision shall be valid and be enforced to the fullest extent permitted by law.

22.8       This Agreement, and the rights, obligations and relations of the parties hereunder, shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflict-of-law rules and principles of that state.

22.9       Purchaser shall not be permitted to record this Agreement and all recordation offices are specifically instructed not to record the same.

22.10     If Purchaser shall obtain financing to purchase the Premises, and if Purchaser shall request, and shall use reasonable efforts to cause all existing mortgages encumbering the Premises, presently held of recording by New York Community Bank, in the original principal amount of $3,675,000.00 to be assigned to Purchaser’s mortgage lender at Closing, and for the Remaining Unit to be released from such mortgages, at no cost or expense to Seller.  Any and all other reasonable and customary fees charged by Seller’s lender or its counsel shall be the sole responsibility of Purchaser.

22.11     (a)           Purchaser acknowledges and agrees that the sale of the Premises contemplated hereunder shall be made in accordance with the terms and conditions of the Declaration, By-Laws and Rules and Regulations of the Condominium, and any other governing documents of the Condominium, as the same may be amended and modified from time to time (collectively, the “Condominium Documents”).

(a)           The sale of the Property contemplated herein is subject to a right of first refusal contained in the Condominium Documents.  Seller agrees that Seller shall promptly submit this Agreement to the Board of Managers to obtain a waiver of such right of first refusal.  Purchaser agrees to cooperate with Seller and to complete all requisite applications in connection with Seller’s application to obtain a waiver of the Condominium’s right of first refusal.  In the event that the Condominium elects to exercise such right of first refusal, Seller shall promptly give Purchaser and Escrow Agent notice of the Condominium’s exercise of such right, whereupon this Agreement shall be deemed terminated, Escrow Agent will return the Escrow Funds to Purchaser, and neither party shall have further liability pursuant to this Agreement.  Except for the Board of Manager, no other person or entity has any right of first refusal or purchase option.

22.12     A facsimile, “pdf” and/or electronic copy of a signed original counterpart of this Agreement shall be deemed sufficient to bind the parties, and shall be deemed an original for all purposes.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, when combined, shall constitute one (1) fully executed original document.

22.13     THE PARTIES HERETO WAIVE TRIAL BY JURY IN CONNECTION WITH ANY AND ALL MATTERS ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREUNDER.

22.14     IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER, THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN NEW YORK COUNTY AND AGREE NOT TO RAISE ANY OBJECTION TO SUCH JURISDICTION OR TO THE LAYING OR MAINTAINING OF THE VENUE OF ANY SUCH PROCEEDING IN SUCH COURT.

22.15     The captions in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Seller and Purchaser have each duly executed this Agreement as of the date first above written.

SELLER:

AA OLYMPIC, LLC

By:	/s/ Avy Azeroual
Name: Avy Azeroual
Title: Member

PURCHASER:

AMERICAN REALTY CAPITAL III, LLC

By:	/s/ William Kahane
William Kahane
President

Receipt of the Downpayment
is acknowledged and the undersigned
agrees to act in accordance with the
provisions of Article 16 hereof.

CHICAGO TITLE INSURANCE COMPANY

By:	/s/ Edwin G. Ditlow
Name: Edwin G. Ditlow
Title: Vice President
Date: April 28, 2011

SCHEDULE A

LEASES

(See attached.)

TENANT:	EMPIRE PARKING CORP.
GUARANTOR:	Emilios Mandaios, Peter Izadi, Shawn Izadi, jointly and severly
DATE:	Original Lease – April 5, 2005; First Amendment – May 1, 2006; Second Amendment – February 11, 2008; Third Amendment – May 12, 2009
DEMISED PREMISES:	The first floor and cellar of the River Loft Condominium located at 416 Washington Street, New York, NY
INITIAL TERM:	Twenty Five (25) years from Rent Commencement Date. The Original Lease was for fifteen (15) years and the Third Amendment to Lease, dated May 19, 2009 extended this an additional ten (10) years.
LEASE COMMENCEMENT	April 1,2005
RENT COMMENCEMENT:	June 1,2005
SECURITY DEPOSIT:	$240,000.00 (Letter of Credit)
BASIC RENT:
During the period from the Rent commencement date through the end of the Second lease year the Tenant shall pay Annual rent of $405,000.00;
Third lease year, the Tenant shall pay Annual rent of $417,150.00;
Fourth lease year, the Tenant shall pay Annual Rent of $429,664.50;
Fifth lease year, Tenant shall pay Annual Rent of $442,554.44;
Sixth lease year, Tenant shall pay Annual Rent of $455,831.01;
Seventh lease year, Tenant shall pay Annual Rent of $469,506.00;
Eighth lease year, Tenant shall pay Annual Rent of $483,591.19;
Ninth lease year, Tenant shall pay Annual Rent of $498,098.92;
Tenth lease year, Tenant shall pay Annual Rent of $513,041.89;
Eleventh lease year, Tenant shall pay Annual Rent of $528,433.15;
Twelfth lease year, Tenant shall pay Annual Rent of $544,286.14;
Thirteenth lease year, Tenant shall pay Annual Rent of $560,614.72;
Fourteenth lease year, Tenant shall pay Annual Rent of $577,433.17;
Fifteenth lease year, Tenant shall pay Annual rent of $594,756.16;
Sixteenth lease year, Tenant shall pay Annual Rent of $683,969.58;
Seventeenth lease year, Tenant shall pay Annual Rent of $701,068.82;
Eighteenth lease year, Tenant shall pay Annual Rent of $718,595.54;
Nineteenth lease year, Tenant shall pay Annual Rent of $736,560.43;
Twentieth lease year, Tenant shall pay Annual Rent of $754,974.44;
Twenty First lease year, Tenant shall pay Annual Rent of $773,848.80;
Twenty Second lease year, Tenant shall pay Annual Rent of $793,195.02;
Twenty Third lease year, Tenant shall pay Annual Rent of $813,024.90;
Twenty Fourth lease year, Tenant shall pay Annual Rent of $833,350.52; and
Twenty Fifth lease year, Tenant shall pay Annual Rent of $854,184.28.

RENEWAL OPTIONS:	None

TENANT:	CITYVINES INC.

GUARANTOR:	Young Sohn and Mike A. Armenante

DATE:	Lease dated: February __, 2006; Rider dated: April 29, 2007 Guarantee dated: January 27, 2006

DEMISED PREMISES:	The main space is shown on Exhibit A to the Lease and known as 65 Vestry Street, with an entrance on Vestry Street. The Rider leases the basement space as shown on Exhibit 1 to Tenant

LEASE COMENCEMENT DATE:	April 1, 2007

RENT COMMENCEMENT DATE:	July 1, 2007

INITIAL TERM:	The Basement Space Rider provides for a month to month tenancy. The term of the main premises is ten (10) years.

EXPIRATION DATE:	The 120th month from the Rent Commencement Date.

SECURITY DEPOSIT:	$37,820.00

BASIC RENT:
The Rent for the basement space is $1,200.00 per month.
During the Second Lease Year at $116,868.95 per annum;
During the Third Lease Year at $120,375.02 per annum;
During the Fourth Lease Year at $123,986.27 per annum;
During the Fifth Lease Year at $127,705.86 per annum;
During the Sixth Lease Year at $131,573.03 per annum;
During the Seventh Lease Year at $134,483.14 per annum;
During the Eighth Lease Year at $139,547.64 per annum;
During the Ninth Lease Year at $143,734.07 per annum;
During the Tenth Lease Year at $148,046.09 per annum;

ADDITIONAL RENT	Seven (7%) percent of the real estate taxes payable during any tax year and seven (7%) percent of common charges for the entire commercial unit

RENEWAL OPTIONS:
Provided tenant has not received more than three (3) notices of default or more than two (2) notices of default for non-payment of rent, tenant may extend the term of the lease for an additional five (5) years.

RENEWAL TERM RENT:
The minimum rent in the first year of the option term shall be the higher of 103% of the prior year’s minimum rent or the same market rental value of the premises as determined by a certified or licensed appraiser.  The minimum rent for each following year shall be 103% prior year’s minimum rent.

TENANT:	AVO CONSTRUCTION LLC

GUARANTOR:	Rocco Basile

DATE:	June 29, 2010

DEMISED PREMISES:	Ground floor space, consisting of approximately 1,565 square feet.

INITIAL TERM:	Five (5) years and three (3) months commencing on July 1, 2010 and ending on September 30, 2015.

LEASE COMMENCEMENT DATE:	July 1, 2010

RENT COMMENCEMENT DATE:	January 1, 2011

SECURITY DEPOSIT:	$17,200.00

BASIC RENT:
During the period of October 1, 2010 through September 30, 2011,
Tenant shall pay Annual Rent in the amount of $51,600.00;
October 1, 2011 through September 30, 2012, Annual Rent of $40,248.00;
October 1, 2010 through September 30, 2013, Annual Rent of $41,832.00;
October 1, 2013 through September 30, 2014 Annual Rent of $56,376.00;
October 1, 2014 through September 30, 2015 Annual Rent of $58,068.00.

RENEWAL OPTIONS:
Provided that Tenant is not in default in any of the material terms of the Lease, Tenant is granted an option to renew the Lease for a five (5) year period beginning on October 1, 2015 through September 30, 2020 on the same terms and conditions as are in this Lease except that the rent is as provided below.  Tenant shall notify Owner of Tenant’s exercise of the renewal option not less than four (4) months (120 days) and not longer than twelve (12) months (365 days) prior to the lease expiration date.

RENEWAL TERM RENT:
Option Year 1, Tenant shall pay an Annual Rent of $59,810.04;
Option Year 2, Tenant shall pay an Annual Rent of $61,604.;
Option Year 3, Tenant shall pay an Annual Rent of $63,452.52;
Option Year 4, Tenant shall pay an Annual Rent of $65,356.08;
Option Year 5, Tenant shall pay an Annual Rent of $67,316.76.

SCHEDULE B

RENT SCHEDULE

TENANT:	EMPIRE PARKING CORP.

BASIC RENT:
During the period from the Rent commencement date through the end of the Second lease year the Tenant shall pay Annual rent of $405,000.00;
Third lease year, the Tenant shall pay Annual rent of $417,150.00;
Fourth lease year, the Tenant shall pay Annual Rent of $429,664.50;
Fifth lease year, Tenant shall pay Annual Rent of $442,554.44;
Sixth lease year, Tenant shall pay Annual Rent of $455,831.01 ;
Seventh lease year, Tenant shall pay Annual Rent of $469,506.00;
Eighth lease year, Tenant shall pay Annual Rent of $483,591.19;
Ninth lease year, Tenant shall pay Annual Rent of $498,098.92;
Tenth lease year, Tenant shall pay Annual Rent of $513,041.89;
Eleventh lease year, Tenant shall pay Annual Rent of $528,433.15;
Twelfth lease year, Tenant shall pay Annual Rent of $544,286.14;
Thirteenth lease year, Tenant shall pay Annual Rent of $560,614.72;
Fourteenth lease year, Tenant shall pay Annual Rent of $577,433.17;
Fifteenth lease year, Tenant shall pay Annual rent of $594,756.16;
Sixteenth lease year, Tenant shall pay Annual Rent of $683,969.58;
Seventeenth lease year, Tenant shall pay Annual Rent of $701,068.82;
Eighteenth lease year, Tenant shall pay Annual Rent of $718,595.54;
Nineteenth lease year, Tenant shall pay Annual Rent of $736,560.43;
Twentieth lease year, Tenant shall pay Annual Rent of $754,974.44;
Twenty First lease year, Tenant shall pay Annual Rent of $773,848.80;
Twenty Second lease year, Tenant shall pay Annual Rent of $793,195.02;
Twenty Third lease year, Tenant shall pay Annual Rent of $813,024.90;
Twenty Fourth lease year, Tenant shall pay Annual Rent of $833,350.52; and
Twenty Fifth lease year, Tenant shall pay Annual Rent of $854,184.28.

TENANT:	CITYVINES INC.

BASIC RENT:
The Rent for the basement space is $1,200.00 per month.  During the Second Lease Year at $116,868.95 per annum; During the Third Lease Year at $120,375.02 per annum; During the Fourth Lease Year at $123,986.27 per annum; During the Fifth Lease Year at $127,705.86 per annum; During the Sixth Lease Year at $131,573.03 per annum; During the Seventh Lease Year at $134,483.14 per annum; During the Eighth Lease Year at $139,547.64 per annum; During the Ninth Lease Year at $143,734.07 per annum; During the Tenth Lease Year at $148,046.09 per annum;

ADDITIONAL RENT:	Seven (7%) percent of the real estate taxes payable during any tax year and seven (7%) percent of common charges for the entire commercial unit

TENANT:	JOHN ALLAN’S TRIBECA CORPORATION

BASIC RENT:
From the Rent Commencement Date through the end of the first Lease
Year at the rate of $162,000.00 per annum
During the Second Lease Year at $166,860.00 per annum;
During the Third Lease Year at $171,865.80 per annum;
During the Fourth Lease Year at $177,021.77 per annum;
During the Fifth Lease Year at $182,332.41 per annum;
During the Sixth Lease Year at $187,802.37 per annum;
During the Seventh Lease Year at $193,436.43 per annum;
During the Eighth Lease Year at $199,239.51 per annum;
During the Ninth Lease Year at $205,216.68 per annum;
During the Tenth Lease Year at $211,373.18 per annum;

TENANT:	AVO CONSTRUCTION LLC

BASIC RENT:
During the period of October 1, 2010 through September 30, 2011,
Tenant shall pay Annual Rent in the amount of $51,600.00;
October 1, 2011 through September 30, 2012, Annual Rent of $40,248.00;
October 1, 2010 through September 30, 2013, Annual Rent of $41,832.00;
October 1, 2013 through September 30, 2014 Annual Rent of $56,376.00;
October 1, 2014 through September 30, 2015 Annual Rent of $58,068.00.

SCHEDULE C

SCHEDULE OF SECURITY DEPOSITS

Tenant:	Security Deposit:

EMPIRE PARKING CORP.	$240,000.00 (Letter of Credit)

CITYVINES INC.	$37,820.00

JOHN ALLAN’S TRIBECA CORPORATION	$27,000.00

AVO CONSTRUCTION LLC	$17,200.00

SCHEDULE D

ARREARAGE SCHEDULE

(As of April 22, 2011)

Tenant:	Amount Due:	Applicable Period:

EMPIRE PARKING CORP_	0.00	N/A

CITYVINES INC.	0.00	N/A

JOHN ALLAN’S TR1BECA CORPORATION	0.00	N/A

AVO CONSTRUCTION LLC	$3,287.50	reimbursement for condo architecture and review fees associated with tenant’s construction of the Demised Premises.

SCHEDULE E

DUE DILIGENCE MATERIALS

1.	A copy of all surveys and site plans of the Building.

2.	A copy of Seller’s title insurance commitments and policies relating to the Premises.

3.	A copy of the certificate of occupancy and zoning reports for the Premises (if any) and of all governmental permits and approvals.

4.
A copy of all environmental, engineering and physical condition reports for the Premises, including, but not limited to, all reports prepared in 2009, together with a written authorization allowing Purchaser to discuss same with Seller’s engineer.

5.	Operating budget of the Premises for 2011.

6.	Operating statements of the Premises for 2010 and 2009.

7.
Monthly financial statement of the Premises in form and substance as would be typically prepared by an institutional real property investor, which statements shall be delivered to Purchaser monthly from and after the date of this Agreement, within fifteen (15) days following the end of each calendar month, through the Closing Date or earlier termination of this Agreement.  The aforementioned statement shall include, but shall not be limited to, a schedule of income, expenses, rent, additional rent, tenant reimbursement and other tenant related charges.

8.	Rent payment history for 2010 and 2009 as well as a current arrearages report.

9.	Copies of the Property’s real estate tax bills for the current and prior three (3) tax years.

10.	All service contracts and insurance policies which affect the Premises, if any.

11.	A copy of the fully executed Leases (and all amendments and modifications thereto) for the Premises.

12.	A copy of the Condominium Documents.

13.	A copy of the New York City and New York State fire and safety regulations relating to the Premises, if available.

14.	A copy of the operator agreement for the garage tenant at the Premises, if any.

15.	Copies of all Condominium board correspondence, communication and documents for the current year and for the prior three (3) years, to the extent same are in the possession of Seller.

16.
Copies of all Condominium board meeting minutes for the current year and for the prior three (3) years (provided, however, that if same shall not be in Seller’s possession, then Purchaser shall be permitted to review same at the offices of the Condominium’s managing agent).

EXHIBIT A

ASSIGNMENT AND ASSUMPTION OF LEASES

KNOW ALL MEN BY THESE PRESENTS that ______________ having offices at ______________________ (the “Assignor”), in consideration of Ten ($10.00) Dollars and other good and valuable consideration in hand paid by ________________________ having offices at ______________________________ (the “Assignee”), the receipt and sufficiency of which is hereby acknowledged, hereby assigns unto the Assignee all of Assignor’s right, title and interest in and to the following:

All Leases made and entered into by Assignor and set forth on Schedule “A” attached hereto occupying space at those certain premises located at 416-424 Washington Street, New York, New York (the “Leases”).

TO HAVE AND TO HOLD the same unto the Assignee, its successors and assigns, from and alter the date hereof subject to the terms, covenants, conditions and provisions contained in the Leases.

This assignment is made without warranty or representation, express or implied, by, or recourse against, the Assignor of any kind or nature whatsoever except as specifically provided in that certain Purchase and Sale Agreement dated as of April __,2011 between AA Olympic, LLC, as Seller, and American Realty Capital IK, LLC, as Purchaser (the “Purchase Agreement”).

The Assignee hereby assumes the performance of all of the terms, covenants and conditions of the Leases herein assigned by the Assignor to the Assignee from and after the date hereof and hereby agrees to perform all of the terms, covenants and conditions contained in the Leases from and after the date hereof, all with the full force and effect as if Assignee had signed the Leases originally as the landlord named therein.  Assignor shall remain liable and responsible for any unperformed obligations under the Leases which arose prior to the date of this Agreement.

Assignee does hereby for itself and its legal representatives, successors and assigns agree to indemnify and save harmless Assignor and its legal representatives, successors and assigns, from and against any and all claims, costs, charges, expenses, losses and fees, including, but not limited to, reasonable attorneys’ fees, incurred by Assignor, arising from or as a result of Assignee’s acts or omissions, arising from and after the date hereof, asserted by any of said tenants or any person or persons claiming under any of them with respect to any such Leases.

Assignor does hereby for itself and its legal representatives, successors and assigns agree to indemnify and save harmless Assignee and its legal representatives, successors and assigns, from and against any and all claims, costs, charges, expenses, losses and fees, including, but not limited to, reasonable attorneys’ fees, incurred by Assignee, arising from or as a result of Assignor’s acts or omissions, arising prior to the date hereof, asserted by any of said tenants or any person or persons claiming under any of them with respect to any such Leases.

This Agreement may be executed in counterparts, which counterparts, when taken together, shall constitute a single agreement.

Rent and rent arrears (including any additional rent) collected under the Leases shall be treated in accordance with the requirements of Article 11 of the Purchase Agreement, which is incorporated herein by this reference.

IN WITNESS WHEREOF, the parties hereto have set their hands as of the _____ day of _________________, 2011.

ASSIGNOR:

By:

ASSIGNEE:

By:

EXHIBIT B

ASSIGNMENT AND ASSUMPTION OF SECURITY DEPOSITS

KNOW ALL MEN BY THESE PRESENTS that _________________ having offices at ____________________________________ (the “Assignor”), in consideration of Ten ($10.00) Dollars and other good and valuable consideration in hand paid by _______________________ having offices at ________________________ (the “Assignee”), the receipt and sufficiency of which is hereby acknowledged, hereby assigns unto the Assignee all of Assignor’s right, title and interest in and to the following:

All security deposits in the aggregate amount listed on Schedule A annexed hereto (the “Deposits”) held by Assignor or its agent under all leases made and entered into by Assignor with any and all tenants, which tenants are parties to such leases affecting those certain premises as described on Schedule A (the “Assigned Leases”).

TO HAVE AND TO HOLD the same unto the Assignee, its successors and assigns, from and after the date hereof subject to the terms, covenants, conditions and provisions contained in the said leases.

This assignment is made without warranty or representation, express or implied, by, or recourse against, the Assignor of any kind or nature whatsoever except as specifically provided in that certain Purchase and Sale Agreement dated as of dated as of April __, 2011 between AA Olympic, LLC, as Seller, and American Realty Capital III, LLC, as Purchaser.

Assignee does hereby for itself and its successors and assigns acknowledge receipt of the Deposits and does agree to hold and apply all Deposits received from Assignor in accordance with the terms of the said leases and/or tenancies pursuant to which the same were initially deposited.  Assignor represents and warrants to Assignee that the Deposits listed on Schedule A are the only security deposits required to be held by Assignor with respect to the Assigned Leases.

Assignee does hereby for itself and its legal representatives, successors and assigns agree to indemnify and save harmless Assignor and its legal representatives, successors and assigns, from and against any and all claims, costs, charges, expenses, losses and fees, including, but not limited to, reasonable attorneys’ fees, incurred by Assignor, arising from or as a result of Assignee’s acts or omissions, arising from and after the date hereof asserted by any of said tenants or any person or persons claiming under any of them with respect to any such Deposits.

Assignor does hereby for itself and its legal representatives, successors and assigns agree to indemnify and save harmless Assignee and its legal representatives, successors and assigns, from and against any and all claims, costs, charges, expenses, losses and fees, including, but not limited to, reasonable attorneys’ fees, incurred by Assignee, arising from or as a result of Assignor’s acts or omissions, arising prior to the date hereof asserted by any of said tenants or any person or persons claiming under any of them with respect to any sums referenced in the Assigned Leases as security deposits or otherwise paid by such tenants or persons as security deposits and not included in the Deposits.

This agreement may be executed in counterparts, which counterparts, when taken together, shall constitute a single agreement.

IN WITNESS WHEREOF, the parties hereto have set their hands as of the _____ day ____________, 2011.

ASSIGNOR:

By:

ASSIGNEE:

By:

EXHIBIT C

ESTOPPEL CERTIFICATE
(“CERTIFICATE”)

To:	(the “Purchaser”)
From:	Board of Managers (“Condominium Board”) of ________________ CONDOMINIUM (“Condominium”), 416-424 Washington Street, New York, New York
Re:	Conveyance of Commercial Unit at ____________ Washington Street (the “Unit”) of the Condominium from AA Olympic, LLC (“Seller”) to Purchaser

The undersigned hereby certifies as follows:  (a) Common Charges assessed by the Condominium Board against the Unit have been paid to, and including, _______________; (b) no Special Assessments have been levied by the Condominium Board against the Unit and no unpaid additional Common Charges or other indebtedness is owed by the Unit under the Condominium Documents; (c) there are not, to the actual knowledge of the Condominium Board, any uncured defaults or violations on the part of Seller, as Owner of the Unit, under the Condominium Documents, as amended; and (d) there are no pending assessments with respect to the Condominium and the Units.

This Certificate shall be conclusive upon the Condominium Board and all Unit Owners in favor of Purchaser, Purchaser’s successors and assigns and all Persons who rely upon this Certificate in good faith.

The definitions of the terms contained in the Declaration establishing the Condominium and the By-Laws shall apply when such terms are used herein without express definition.

IN WITNESS WHEREOF, the Condominium Board has duly executed this Certificate on the __ day of _____________________, 2011.

Board of Managers of
______________________ CONDOMINIUM

By:
Name:
Title:

ACKNOWLEDGMENT

STATE OF NEW YORK       )
COUNTY OF NEW YORK   ) s.s.:

On this ____ day of _________________, 2011, before me, the undersigned, a notary public in and for said state, personally appeared _______________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

EXHIBIT D

TAX CERTIORARI PROCEEDINGS

Years:	2011/2012
Status:	Pending

EXHIBIT E

LEASES

(See Attached)

EXHIBIT F

TENANT ESTOPPEL CERTIFICATE

[Date]

The undersigned, ___________________, as Tenant, under that certain Lease dated ______________________ (the “Lease”), made with ____________________, as Landlord, in connection with the premises known as ______________________, hereby ratifies the Lease and certifies to AMERICAN REALTY CAPITAL III, LLC AND ____________________ (“Lender”) and their respective successors and/or assigns, that:

1.
The Lease, together with all amendments, modifications, renewals and extensions indicated above, contains all of the agreements and understandings between Landlord and Tenant and, as of the date hereof, is in full force and effect.

2.
The initial term of the Lease commenced on ___________________ and expires on ___________________.  The Tenant has ________ remaining options to renew the Lease for a successive period of _________ years.

3.	The Tenant is currently obligated to pay the following amounts to the Landlord pursuant to the Lease:

(i)	Base Monthly Rent in the amount of $____________ per month;

(ii)	Additional rent in the amount of $____________ per month;

(iii)	Common Area Maintenance Charges in the amount of $____________ per month;

(iv)	Real Estate Taxes in the amount of $____________ per month;

(v)	Other charges in the amount of $____________ per month representing costs for _______________________________________; and

(vi)	Percentage Rent calculated at ____% of ____________________.

The Tenant is current with, and has paid all of the above rent and monthly charges through and including the month of _______________, 20__.  No such rent or charges have been pre-paid more than thirty (30) days in advance of their respective due date under the Lease.  Tenant’s obligation to pay rents under the Lease has commenced.  As of the date hereof, Tenant is not entitled to any credits, reductions, offsets, defenses, free rent, rent concessions or rent abatements under the Lease or otherwise against the payment of rent or other charges under the Lease.

4.	A security deposit in the amount of $____________ has been given by Tenant under the terms of, or with respect to, the Lease.

5.
There are no defaults or events that with the passage of time or notice would constitute a default by Landlord or Tenant under the Lease and Landlord is in full compliance with all of the terms, conditions and covenants of the Lease.  Tenant has no actual knowledge of any claims by others against Landlord relating to the Property or its use.  No event has occurred giving Tenant the right to cease operations at the Property (i.e “go dark”), terminate the Lease or pay reduced or alternative rent to Landlord under any of the terms of the Lease, such as a co-tenancy provision.

6.
Tenant is in full and complete possession of its leased premises in the Property, is in actual, physical occupancy of said leased premises and is presently open and conducting business with the public.  All of the obligations of Landlord under the Lease have been completed to Tenant’s satisfaction, including but not limited to, any obligations of the Landlord to make or pay Tenant for any improvements, alterations or work done on the Property.

7.
Tenant has no termination options, rights of first refusal, options to purchase or other interest in or claim to the Property, or any part thereof, except as set forth in the Lease and summarized as follows:  ______________________________________________.

8.	Tenant has not assigned, sublet, transferred, hypothecated or otherwise disposed of its interest in the Lease and/or the Property, or any part thereof.

9.	Neither Tenant nor any guarantor of the Lease is presently the subject of any proceeding pursuant to the United States Bankruptcy Code of 1978, as amended.

Signed by Tenant on:	TENANT:

By:
Name:
Title:

GUARANTOR’S RIDER TO TENANT ESTOPPEL CERTIFICATE

The undersigned (“Guarantor”) certifies to Lender and Landlord, and their respective successors and/or assigns, that it is guarantor of the Lease referenced in this Tenant Estoppel Certificate (the “Certificate”) pursuant to a Guaranty dated __________________ (the “Guaranty”).  Guarantor certifies that the Guaranty remains in full force and effect, and that Guarantor has no offsets or defenses or counterclaims with respect thereto.  Guarantor further certifies that, to the best of its knowledge, each statement of Tenant set forth in this Certificate is true, correct and complete.  Guarantor acknowledges that Lender, in making the Loan, is relying upon the accuracy of the statements in this Certificate.  This Certificate shall be binding upon Guarantor and its successors and assigns, and shall inure to the benefit of and be enforceable by Lender and its successors, assigns and designees.

Dated: ____________, 20__	[insert Guarantor’s legal name, as shown in Guaranty]

By:
Name:
Title:

EXHIBIT G

REMAINING UNIT

[INTENTIONALLY OMITTED]

EXHIBIT H

TAX LOT SHARING AGREEMENT

Agreement dated this ___ day of _________, 2011 by and between AMERICAN REALTY CAPITAL III, LLC, a Delaware limited liability company authorized to transact business in the State of New York, having an address at 405 Park Avenue, 15th Floor, New York, New York 10022 (“ARCIII”) and AA OLYMPIC, LLC, having an address at 655 Third Avenue, Suite 1825, New York, New York 10017 (“Olympic”).

WITNESSETH:

WHEREAS, ARCIII and Olympic will, for some time, have ownership of respective interests in property, including land, buildings and air rights, which has not been divided into recognized separate tax lots for purposes of the payment of real estate taxes and other charges to the City of New York, which property is currently known as the three (3) retail units and one (1) parking garage and storage space located in the condominium known as The River Lofts Condominium (the “Condominium”).  416-424 Washington Street, New York, New York, Block:  218, Lot:  1102 (the “Unit”):

WHEREAS, ARCIII and Olympic wish to allocate any and all tax liabilities and/or other charges payable to the City of New York with respect to the Unit based upon each parties respective percentage ownership interest therein (to be determined based upon the square footage of the Unit occupied by ARCIII and Olympic) and in the same manner as set forth in the First Amendment to Declaration of Condominium for River Lofts Condominium, and to further make provisions for the payment of any real estate taxes and/or other charges payable to the City of New York imposed on the Unit from and after the date hereof.

NOW THEREFORE, the parties hereto for good and valid consideration, the receipt of which is acknowledged by each party, and in further consideration of the mutual promises and undertakings set forth below agree as follows:

1.           Any and all tax bills with respect to the Unit shall, upon receipt by either party be delivered by such party to the other party hereto, within five (5) business days of receipt thereof.  ARCIII and Olympic agree that within fifteen (15) days from each parties receipt of the aforementioned tax bills, such parties shall consult to determine the mechanics, timing, adjustment and payment of same.

2.           To the extent that ARCIII places a mortgage lien on the Unit and, as a result thereof the mortgagee requires that ARCIII establish a reserve or impound account for the payment of tax liabilities applicable to the Unit, any such tax liabilities shall be paid from the aforementioned tax reserve or impound account and Olympic agrees to immediately reimburse ARCIII for Olympic’s proportionate share of such tax liability as set forth herein.

3.           The parties hereto agree to consult with each other regarding any tax certiorari proceedings to be filed with respect to the Unit and to allocate any and cost, fees, expenses, refunds, adjustments and/or credits received as a result of any such proceedings in accordance with each of the parties respective percentage ownership interest in the Unit.  In the event that a tax refund, credit or adjustment is received which relates solely to Olympic’s period of ownership of the Units, such refund, credit or adjustment shall be the sole property of Olympic.  Furthermore, in the event the refund, credit or adjustment is received in the form of a credit or abatement against future tax payments, ARCIII agrees to refund such credit or abatement amount to Olympic within ten (10) days of receipt of same.

4.           In the event the parties have been unable to coordinate delivery of the common tax payment, then either party upon two (2) days advanced written notice to the other, may pay such bill in full and shall render its billing to the deficient party for the appropriate proportion of taxes advanced on its behalf.  Such bill shall be payable upon demand upon the deficient party.

5.           The deficient party, if not able to pay the aforesaid bill upon demand, consents that its interest in the Unit, together with the interest of any successor or assign, shall be subject to a lien in favor of the party which has advanced the real estate tax funding and a memorandum of such liability is authorized to be recorded by the advancing party against such interest (and may be indexed against the real property records for the Unit).  Such lien shall bear interest at the higher of (i) the highest rate of interest charged by the City of New York upon placing a lien for unpaid taxes on a property; or (ii) twenty (20) percent.  In no event shall the rate of interest as set forth in this Paragraph 5 be higher than the highest rate of interest permissible pursuant to applicable law.

6.           THE PARTIES HERETO WAIVE TRIAL BY JURY IN CONNECTION WITH ANY AND ALL MATTERS ARISING OUT OF OR RELATED TO THIS AGREEMENT.

7.           IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE RELATIONSHIPS ESTABLISHED HEREUNDER, THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN NEW YORK COUNTY AND AGREE NOT TO RAISE ANY OBJECTION TO SUCH JURISDICTION OR TO THE LAYING OR MAINTAINING OF THE VENUE OF ANY SUCH PROCEEDING IN SUCH COUNTY.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have hereunto fixed their hands and seals as of this __ day of _______, 2011.

AMERICAN REALTY CAPITAL III, LLC

By:
William Kahane
President

AA OLYMPIC, LLC

By:
Name: Avi Azeroval
Title:

STATE OF NEW YORK,                 )
                                                           :  ss:

COUNTY OF NEW YORK              )

On the ______ day of ______________ in the year 2011 before me, the undersigned, a Notary Public in and for said State, personally appeared Avi Azeroval, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

STATE OF NEW YORK,                    )
                                                              :  ss:
COUNTY OF NEW YORK                 )

On the _____ day of ____________ in the year 2011 before me, the undersigned, a Notary Public in and for said State, personally appeared William Kahane, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which die individual acted, executed the instrument.

Notary Public

EXHIBIT I

AMENDMENT TO CONDOMINIUM DECLARATION

See attached.

FIRST AMENDMENT TO DECLARATION

OF CONDOMINIUM FOR

RIVER LOFTS CONDOMINIUM

PREMISES:
92 LAIGHT STREET
A/K/A 416 WASHINGTON STREET
NEW YORK, NEW YORK

The land affected by the within instrument
lies in Block 218;
Formerly Known as Lot 1102 and Now Known as
Lots 1102,1168,1169 and 1170
on the Tax Map of the Borough of Manhattan,
County of New York, City and State of New York

Record and Return to:

D’Agostino, Levine, Landesman & Lederman LLP
Attorneys for Sponsor
345 Seventh Avenue, 23rd Floor
New York, New York 10001
(212) 564-9800

FIRST AMENDMENT TO DECLARATION
OF CONDOMINIUM FOR RIVER LOFTS CONDOMINIUM

AA Olympic, LLC a New York Limited Liability Company, a successor of Sponsor in ownership interest to Retail Unit with an office situated at c/o Sun Realty Capital 725 5th Avenue, 19th Floor, New York, 10022 hereinafter referred to as the “Retail Unit Owner” pursuant to this First Amendment to Declaration, dated April __, 2011, does hereby amend the Declaration of Condominium for River Loft Condominiums, dated June 15, 2005, and recorded on July 8, 2005 as CRFN 2005000384215 in the New York County Office of the Register of the City of New York (hereinafter collectively referred to as the “Declaration”) as follows:

1.
This First Amendment to the Declaration is made pursuant to the provisions of Paragraph numbered 15 of the Declaration and any rights as a successor in interest of Sponsor as to the Retail Unit thereunder.

2.
Except as herein defined, all capitalized terms used in this First Amendment to the Declaration which are defined in the Declaration and Schedules thereto, shall have the respective meaning ascribed to such terms in the Declaration and Schedules thereto.

3.
Schedule B to the Declaration and the Floor Plans, are hereby amended to set forth that the Retail Unit (Lot 1102) has been subdivided to create new Retail Unit l(Lot 1102), Retail Unit 2 (Loti 168), Retail Unit 3 (Lot 1169) and Retail Unit 4 (Lot 1170), respectively.  Annexed hereto as Exhibit A and made a part hereof is Revised Schedule B to the Declaration.  The revised Floor Plans, certified by David Y. Shteierman, Registered Architect shall be recorded simultaneously with the recording of this First Amendment to the Declaration.

4.	Paragraph 4 of the Declaration title “DESCRIPTION OF THE BUILDING” is hereby revised to reflect that there are now four (4) Retail Units.

5.	(a)
If any provision of this First Amendment to the Declaration is invalid under, or would cause this Declaration, as amended, to be insufficient as to the requirements of the provisions of the Condominium Act, such provision shall be deemed deleted from this Amendment to the Declaration for the purpose of the Property complying with the provisions of the Condominium Act, but shall nevertheless be valid and binding upon, and shall inure to the benefit of, the owners of the Property and their heirs, executors, administrators, legal representatives, successors and assigns, as covenants running with the Land and with every part thereof and interest therein under other applicable Law to the extent permitted under such applicable Law with the same force and effect as if, immediately after the recording of this Amendment to the Declaration, all Unit Owners had signed and recorded an instrument agreeing to each such provision as a covenant running with the Land.  If any provision that is necessary to cause this Amendment to the Declaration to be sufficient as to the requirements of the Condominium Act is missing from this Amendment to the Declaration, then such provisions shall be deemed included as part of this Amendment to the Declaration for the purpose of the Property complying with the provisions of the Condominium Act.

1

(b)
Subject to the terms of paragraph (a) of this clause 5, if this Amendment to the Declaration is insufficient for the purpose of the Property complying with the provisions of the Condominium Act, the provision of this Amendment to the Declaration shall nevertheless be valid and binding upon, and shall inure to the benefit of, the owners of the Property and their heirs, executors, administrators, legal representatives, successors and assigns, as covenants running with the Land and with every part thereof and interest therein under other applicable Law to the extent permitted under such applicable Law with the same force and effect as if, immediately after the recording of this Amendment to this Declaration, all Unit Owners had signed and recorded an instrument agreeing to each such provision as a covenant running with the Land.

IN WITNESS WHEREOF, the party hereto has caused this First Amendment to the Declaration to be executed by its duly authorized representative as of the date first set forth above.

Successor of ownership interest to Sponsor for the
Retail Unit/ Retail Unit Owner

AA Olympic, LLC
a New York limited liability company

By:
Name:
Title:

2

STATE OF NEW YORK                    )
                                                              ) ss.:
COUNTY OF NEW YORK                )

On the ____ day of April, in the year 2011, before me, the undersigned, a Notary Public in and for said state, personally appeared __________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

3

EXHIBIT A